AGREEMENT AND PLAN OF MERGER

                               BY AND AMONG

                   EXECUTONE INFORMATION SYSTEMS, INC.,

                          EXECUTONE NEWCO, INC.,

                                    AND

                           UNISTAR GAMING CORP.





















                             December 19, 1995

                             TABLE OF CONTENTS
                                                                       Page

       RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                 ARTICLE I
                                DEFINITIONS

1.1    Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.2    Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.3    Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.4    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.5    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.6    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.7    Coeur d'Alene Tribe. . . . . . . . . . . . . . . . . . . . . . .  2
1.8    Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.9    Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.10   Conversion Period. . . . . . . . . . . . . . . . . . . . . . . .  3
1.11   DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.12   Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.13   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .  3
1.14   Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.15   GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.16   Interim Balance Sheet. . . . . . . . . . . . . . . . . . . . . .  3
1.17   Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.18   Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.19   Management Agreement . . . . . . . . . . . . . . . . . . . . . .  4
1.20   Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.21   National Indian Lottery. . . . . . . . . . . . . . . . . . . . .  4
1.22   Newco. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.23   Opinion of Executone's Counsel . . . . . . . . . . . . . . . . .  4
1.24   Opinion of Unistar's Counsel . . . . . . . . . . . . . . . . . .  5
1.25   Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.26   Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . .  5
1.27   Registration Statement . . . . . . . . . . . . . . . . . . . . .  5
1.28   Securities Act . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.29   Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.30   SSSD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
1.31   Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.32   Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.33   UEI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.34   Unistar. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.35   Unistar Group. . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.36   VSCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
1.37   VSCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

                                ARTICLE II
                             BASIC TRANSACTION

2.1    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.2    The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.3    Actions at the Closing . . . . . . . . . . . . . . . . . . . . .  7
2.4    Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . .  7
2.5    Conversion of Stock. . . . . . . . . . . . . . . . . . . . . . .  8
2.6    Surrender of Certificates. . . . . . . . . . . . . . . . . . . .  8
2.7    Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
2.8    Nomination of Director . . . . . . . . . . . . . . . . . . . . .  9

                                ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF UNISTAR

3.1    Organization of Unistar. . . . . . . . . . . . . . . . . . . . . 10
3.2    Authorization; Enforceability . . . . . . . . . . . . . . . . .  10
3.3    No Violation or Conflict by Unistar. . . . . . . . . . . . . . . 11
3.4    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 11
3.5    Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . 12
3.6    No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 13
3.7    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . 13
3.8    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
3.9    Financial Statements . . . . . . . . . . . . . . . . . . . . . . 14
3.10   No Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . 14
3.11   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
3.12   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . 17
3.13   Compliance with Law . . . . . . . . . . . . . . . . . . . . . . .17
3.14   No Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
3.15   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 18
3.16   Approval of Gaming Agency . . . . . . . . . . . . . . . . . . . .18
3.17   Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 19
3.18   Stock of The Cooper Companies, Inc. . . . . . . . . . . . . . . .19
3.19   Management Agreement . . . . . . . . . . . . . . . . . . . . . . 19
3.20   Information True and Correct. . . . . . . . . . . . . . . . . . .20

                                ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF EXECUTONE

4.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.2    Authorization; Enforceability. . . . . . . . . . . . . . . . . . 20
4.3    No Violation or Conflict . . . . . . . . . . . . . . . . . . . . 21
4.4    SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.5    Absence of Certain Changes. . . . . . . . . . . . . . . . . . . .23
4.6    Executone Stock. . . . . . . . . . . . . . . . . . . . . . . . . 23
4.7    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 24
4.8    No Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                 ARTICLE V
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EXECUTONE

5.1    Compliance with Agreement. . . . . . . . . . . . . . . . . . . . 24
5.2    Proceedings and Instruments Satisfactory . . . . . . . . . . . . 25
5.3    No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 25
5.4    Representations and Warranties . . . . . . . . . . . . . . . . . 25
5.5    Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . 25
5.6    Dissenter's Rights . . . . . . . . . . . . . . . . . . . . . . . 26
5.7    Cancellation of Options. . . . . . . . . . . . . . . . . . . . . 26
5.8    Letter from the Coeur d'Alene Tribe. . . . . . . . . . . . . . . 26

                                ARTICLE VI
                           CONDITIONS PRECEDENT
                       TO THE OBLIGATIONS OF UNISTAR

6.1    Compliance with Agreement. . . . . . . . . . . . . . . . . . . . 26
6.2    Proceedings and Instruments Satisfactory . . . . . . . . . . . . 26
6.3    No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 27
6.4    Representations and Warranties . . . . . . . . . . . . . . . . . 27
6.5    Deliveries at Closing. . . . . . . . . . . . . . . . . . . . . . 27
6.6    Delivery of Executone Options. . . . . . . . . . . . . . . . . . 27

                                ARTICLE VII
                           ADDITIONAL COVENANTS

7.1    Meeting of Shareholders. . . . . . . . . . . . . . . . . . . . . 27
7.2    Sales Transactions Between Executone and Unistar . . . . . . . . 28
7.3    Certain Distributions or Loans . . . . . . . . . . . . . . . . . 29
7.4    Corporate Overhead . . . . . . . . . . . . . . . . . . . . . . . 29
7.5    Nonsurvival. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
7.6    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 30

                               ARTICLE VIII
                                TERMINATION

8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
8.2    Rights on Termination. . . . . . . . . . . . . . . . . . . . . . 30

                                ARTICLE IX
                               MISCELLANEOUS

9.1    Registration of Common Stock.. . . . . . . . . . . . . . . . . . .31
9.1.1  Registration Procedures. . . . . . . . . . . . . . . . . . . . . .31
9.1.2  Allocation of Expenses . . . . . . . . . . . . . . . . . . . . . .34
9.1.3  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .35
9.1.4  Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . .37
9.1.5  Listing on Securities Exchange . . . . . . . . . . . . . . . . . .39
9.2    Entire Agreement; Amendment. . . . . . . . . . . . . . . . . . . .39
9.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
9.4    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .40
9.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
9.6    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
9.7    Counterparts; Headings . . . . . . . . . . . . . . . . . . . . . .41
9.8    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .42
9.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .42
9.10   No Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . .42


                                 EXHIBITS


Exhibit 1.23    Opinion of Executone's Counsel
Exhibit 1.24    Opinion of Seller's Counsel
Exhibit 1.25    Permits
Exhibit 1.26    Articles of Amendment
Exhibit 2.3     Certificate of Merger and Articles of Merger
Exhibit 2.4     Directors and Officers of Unistar Following the Merger
Exhibit 2.7     Outstanding Options; Form of Exchange Option
Exhibit 3.3     No Violation or Conflict by Unistar
Exhibit 3.6     Litigation
Exhibit 3.8     Contracts
Exhibit 3.9     Financial Statements
Exhibit 3.10    No Adverse Change
Exhibit 3.11    Taxes
Exhibit 3.12    Employee Benefit Plans
Exhibit 3.13    Compliance with Law
Exhibit 3.16    Approval of Gaming Agency
Exhibit 3.17    Shareholders
Exhibit 3.19    Management Agreement
Exhibit 5.5     Restricted Securities Agreement
Exhibit 5.8     Letter from Coeur d'Alene Tribe

                    AGREEMENT AND PLAN OF MERGER


         THIS MERGER AGREEMENT, made as of the 19th day of December, 1995, by and among EXECUTONE
INFORMATION SYSTEMS, INC., a Virginia corporation
("Executone"), EXECUTONE NEWCO, INC., a Virginia corporation and a wholly-owned subsidiary of Executone
("Newco"), and UNISTAR GAMING CORP., a Delaware corporation ("Unistar"), provides:

                                 RECITALS

         WHEREAS, Executone wishes to acquire Unistar through a reverse subsidiary merger of Newco with and into Unistar (the "Merger"); and
         WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization, within the meaning of Section 368(a) of the Code;
         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
                                 ARTICLE I
                                DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:
         1.1 Affiliate. "Affiliate" shall mean, with respect to a person, any person that directly or indirectly controls, is controlled by, or is under common control with, the person in question.
         1.2 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
         1.3 Balance Sheet. "Balance Sheet" shall mean the consolidated audited balance sheet of Unistar as of December 31, 1994.
         1.4    Closing.  "Closing" shall have the meaning ascribed thereto in
Section 2.2.
         1.5 Closing Date. "Closing Date" shall have the meaning ascribed thereto in Section 2.2.
         1.6 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.
         1.7 Coeur d'Alene Tribe. "Coeur d'Alene Tribe" shall mean the Coeur d'Alene tribe, a federally recognized Indian tribe.
         1.8 Common Stock. "Common Stock" shall mean the common stock of Executone, par value $.01 per share.
         1.9 Contracts. "Contracts" shall mean all contracts, agreements, leases, relationships and commitments, written or oral, to which Unistar or UEI is a party or by which Unistar or UEI is bound.
         1.10 Conversion Period. "Conversion Period" shall mean the period commencing at the Effective Time and ending upon the later of
(i) the last day of the four year period commencing on the date that the first lottery ticket for participation in the National Indian
Lottery is sold by UEI pursuant to the Management Agreement, and (ii) the last day of the five year period commencing at the Effective Time.
         1.11   DGCL.  "DGCL" shall mean the Delaware General Corporation
Law.
         1.12 Effective Time. "Effective Time" shall mean 12:01 a.m., local time, on the later of the date that the Certificate of Merger is filed with the SSSD and the date that the VSCC issues a certificate of merger confirming that the Articles of Merger filed with the VSCC are effective.
         1.13 Employee Benefit Plans. "Employee Benefit Plans" shall mean the employee benefit plans of Unistar and UEI listed on
Exhibit 3.12 attached hereto.
         1.14   Exchange Act.  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended.
         1.15 GAAP. "GAAP" shall mean generally accepted accounting principles.
         1.16 Interim Balance Sheet. "Interim Balance Sheet" shall mean the consolidated unaudited balance sheet of Unistar as of November 30, 1995.
         1.17 Knowledge. "Knowledge" shall mean, with reference to any natural person, the actual knowledge of such person, without investigation, or, in the case of a corporation or partnership, the actual knowledge, without investigation, of any executive officer or general partner of such entity.
         1.18 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.
         1.19 Management Agreement. "Management Agreement" shall mean that certain Management Agreement for the National Indian
Lottery, dated January 16, 1995, by and between the Coeur d'Alene and UEI, as amended from time to time.
         1.20 Merger. "Merger" shall have the meaning ascribed thereto in the first "WHEREAS" clause of this Agreement.
         1.21 National Indian Lottery. "National Indian Lottery" shall mean the tele-lottery gaming enterprise to be known as the National
Indian Lottery pursuant to the Indian Gaming Regulatory Act of
1988 ("IGRA"), the 1992 Class III Gaming Compact by and between the Coeur D'Alene Tribe and the State of Idaho and the Coeur D'Alene Tribal Charitable Gaming Code, Chapter 30-1.01
- 14.01.
         1.22 Newco. "Newco" shall mean Executone Newco, Inc., a Virginia corporation.
         1.23 Opinion of Executone's Counsel. "Opinion of Executone's Counsel" shall mean the opinion of Hunton & Williams, counsel to Executone, in the form of Exhibit 1.23 attached hereto.
         1.24 Opinion of Unistar's Counsel. "Opinion of Unistar's Counsel" shall mean the opinion of Tenzer Greenblatt LLP, counsel to Unistar, in the form of Exhibit 1.24 attached hereto.
         1.25 Permits. "Permits" shall mean all permits, licenses and governmental authorizations, registrations and approvals used in the conduct of Unistar's or UEI's business, including, but not limited to, those permits listed on Exhibit 1.25 attached hereto.
         1.26 Preferred Stock. "Preferred Stock" shall mean the aggregate of the 250,000 shares of Cumulative Convertible Preferred Stock,
Series A, $0.01 par value per share, and the 100,000 shares of Cumulative Contingently Convertible Preferred Stock, Series B,
$0.01 par value per share, of Executone to be received by the Shareholders as a result of the Merger, the rights and preferences of which are set forth in the Articles of Amendment comprising
Exhibit 1.26 attached hereto.
         1.27 Registration Statement. "Registration Statement" shall mean the Registration Statement on Form SB-2 under the Securities Act, as filed by Unistar with the Securities and Exchange Commission on March 6, 1995.
         1.28   Securities Act.  "Securities Act" shall mean the Securities
Act of 1933, as amended.
         1.29 Shareholders. "Shareholders" shall mean the persons and entities listed on Exhibit 3.17 attached hereto.
         1.30 SSSD. "SSSD" shall mean the Secretary of State for the State of Delaware.
         1.31 Stock. "Stock" shall mean all of the issued and outstanding capital stock of Unistar, consisting of 8,702,526 shares of common stock, $0.01 par value.
         1.32 Subsidiary. "Subsidiary" of any person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such person.
         1.33 UEI. "UEI" shall mean Unistar Entertainment, Inc., a Colorado corporation.
         1.34   Unistar.  "Unistar" shall mean Unistar Gaming Corp., a
Delaware corporation.
         1.35 Unistar Group. "Unistar Group" shall mean Unistar and all its Subsidiaries, including, but not limited to, UEI, as they may exist from time to time.
         1.36   VSCA.  "VSCA" shall mean the Virginia Stock Corporation Act.
         1.37   VSCC.  "VSCC" shall mean the Virginia State Corporation
Commission.

                                 ARTICLE II
                             BASIC TRANSACTION

         2.1 Merger. Subject to all of the terms and conditions of this Agreement, Newco will merge into Unistar at the Effective Time pursuant to and upon the terms set forth in this Article II.
         2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of
Hunton & Williams, 200 Park Avenue, New York, on the
business day following satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to
actions which the respective parties will take at the Closing itself)
or such other date as the parties may mutually elect (the "Closing Date").
         2.3 Actions at the Closing. At the Closing, (i) Unistar will deliver to Executone and Newco the various certificates, instruments and documents referred to in Section 5.5 below; (ii) Executone will deliver to Unistar the various certificates, instruments and documents referred to in Section 6.5 below; (iii) Unistar and
Newco will file with the SSSD and VSCC a Certificate of Merger and Articles of Merger in the forms attached hereto as Exhibit 2.3.
         2.4 Effect of Merger. The Merger shall become effective at the Effective Time and shall have the effect set forth in the DGCL and the VSCA.  Unistar, as the surviving corporation, may at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on
behalf of either Newco or Unistar in order to carry out and
effectuate the transactions contemplated by this Agreement.  The
Certificate of Incorporation and the Bylaws of Unistar shall be the Certificate of Incorporation and Bylaws of the Surviving
Corporation following the Merger.  The persons who shall
become the officers and directors of the surviving corporation at the Effective Time are set forth on Exhibit 2.4.
         2.5 Conversion of Stock. At and as of the Effective Time, each share of the Stock shall be automatically converted into a unit consisting of the following securities of Executone:  (i)
 .425163912 of a share of Common Stock, (ii) .028727291 of a share of Cumulative Convertible Preferred Stock, Series A, and
(iii) .011490916 of a share of Cumulative Contingently
Convertible Preferred Stock, Series B, in each case rounded to the nearest whole share.  The aggregate number of such
securities to be received by each Shareholder is set forth on
Exhibit 3.17 hereto.  Each issued and outstanding share of
Newco shall be automatically converted at and as of the Effective
Time into one share of common stock of Unistar.
         2.6 Surrender of Certificates. At and after the Effective Time, each Shareholder who surrenders his certificates theretofore representing his shares of Stock to Executone shall receive in exchange therefor certificates representing the number of shares of Common Stock and Preferred Stock to which such Shareholder
is entitled under this Agreement.   Until surrendered in
accordance with the provisions of this Section, each certificate theretofor representing shares of Stock shall be deemed to represent the number of shares of Common Stock and Preferred
Stock into which said Stock shall have been converted as a result of the Merger.
         2.7 Options. Each outstanding option to purchase a share of the stock of Unistar shall be exchanged on the Closing Date for an option to purchase shares of Common Stock of Executone, at an option price of $3.10 per share, in accordance with the allocation of options set forth on Exhibit 2.7 attached hereto. Each such option shall be in substantially the form of Exhibit 2.7 attached hereto.
         2.8 Nomination of Director. At the Effective Time, Executone shall have created an additional seat on its Board of Directors which shall be occupied immediately after the Effective Time by a person designated immediately after the Effective Time by the holders of a majority of the outstanding Preferred Stock, said designee to hold office until the annual meeting of shareholders of Executone next following the Effective Time. At each annual meeting of the shareholders of Executone held while any of the Preferred Stock is outstanding, the holders of a majority of the Preferred Stock, voting as a separate class, will be entitled to nominate one director for election to Executone's Board of Directors. Executone shall use its best efforts to cause each such nominee to be elected as a member of its Board of Directors.
Any designee of the holders of the Preferred Stock on Executone's Board of Directors may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding Preferred Stock, voting as a separate class. In the event that any such nominee ceases to be a member of Executone's Board of Directors by reason of death, resignation, retirement, disqualification, removal from office or otherwise, then, in such event, the vacancy created thereby shall be, as soon as is practicable, filled by a person who is designated by the holders of a majority of the Preferred Stock. Executone shall also cause each member of the Unistar Group to extend an invitation (with reasonable notice) to said designee to attend, as an observer, each meeting of its Board of Directors (and committees thereof). Such observer shall not, as such, have any right to participate in the management of the Unistar Group.

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF UNISTAR

Unistar hereby represents and warrants to Executone that:

         3.1 Organization of Unistar. Unistar and UEI are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and State of Colorado,
respectively. Each of Unistar and UEI is duly qualified as a foreign corporation in each jurisdiction in which a failure to so qualify would have a material adverse effect upon the business or properties of such person.  Each of Unistar and UEI has all
requisite authority to conduct its business as now being conducted and to own and operate its properties.
         3.2 Authorization; Enforceability. The execution, delivery and performance by Unistar of this Agreement and of all of the documents and instruments delivered by Unistar pursuant hereto are within the corporate power of Unistar and have been duly authorized by its Board of Directors and the Shareholders.  This
Agreement is, and the other documents and instruments delivered by Unistar pursuant hereto will be, when executed and delivered by Unistar, the valid and binding obligations of Unistar,
enforceable against Unistar in accordance with their respective terms.
         3.3    No Violation or Conflict by Unistar.  Except as set forth on
Exhibit 3.3 hereto, the execution, delivery and performance of this Agreement by Unistar (a) does not conflict with or violate any Law, judgment, order or decree binding on Unistar or the
Certificate or Articles of Incorporation or Bylaws of Unistar or
UEI or any contract or agreement to which Unistar or UEI is a party or by which either of them is bound, the breach of which could have a material adverse effect on the ability of either of them to consummate the transactions contemplated hereby, or on the business, financial condition or results of operations of
Unistar or UEI, and (b) will not require the consent or approval of any other party or give any party to any Contract any right of termination, cancellation, acceleration or modification
thereunder.  Except as set forth on Exhibit 3.3 hereto, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by
Unistar or UEI in connection with the execution and delivery of this Agreement or the consummation by Unistar and UEI of the transactions contemplated hereby.
         3.4 Capitalization. The authorized capital stock of Unistar consists of 25,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.  The Stock represents all of the issued and outstanding capital stock of Unistar, has been duly and validly authorized and issued and is fully paid and non-assessable.  Except for the options to purchase up to 1,020,000 shares of common stock
listed on Exhibit 2.7, there are no options, warrants or other rights to subscribe for or purchase from Unistar any capital stock of Unistar or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of Unistar, nor is Unistar committed to issue any such option, warrant or other right.  Unistar owns all of the outstanding capital stock of UEI free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions.  There are no options, warrants or other rights to subscribe for or purchase from UEI any capital stock of UEI or securities convertible into or
exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of UEI, nor is UEI committed to issue any such option, warrant or other right.
         3.5 Title to Assets. Unistar and UEI each owns good and marketable title to all of the assets and properties that are used in its business, or that are reflected in the Balance Sheet (except as disposed of in the ordinary course of business since December
31, 1994), free and clear of any and all mortgages, liens,
encumbrances, charges, claims, restrictions, pledges, security interests or impositions.
         3.6 No Litigation. Except as listed in Exhibit 3.6 or referred to in the Registration Statement, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Unistar, threatened, against
Unistar or UEI or relating to the business, assets or properties of
Unistar or UEI or the National Indian Lottery.
         3.7 Books and Records. All of the books and records of Unistar and UEI have been made available to Executone. To the Knowledge of Unistar, such books and records are true, complete and correct in all material respects.
         3.8 Contracts. Exhibit 3.8 attached hereto is a true and complete list of all material Contracts. Except as is set forth on Exhibit
3.8 attached hereto, (a) each of Unistar and UEI has performed each material term, covenant and condition of each of the Contracts which is to be performed by either of them at or before the date hereof, (b) no event has occurred that would, with the passage of time or compliance with any applicable notice requirements,
constitute a default by Unistar or UEI or, to the Knowledge of
Unistar, any other party under any of the Contracts, and, (c) to the Knowledge of Unistar, no party to any of the Contracts
intends to cancel, terminate or exercise any option under any of the Contracts, the result of which could have a material adverse effect on the business or financial condition of Unistar or UEI.
         3.9 Financial Statements. The Balance Sheet and the Interim Balance Sheet, including the notes thereto, copies of which are included in Exhibit 3.9 hereto, are true and correct in all material
respects, present fairly the consolidated financial position of
Unistar as of their respective dates, and were prepared, except as set forth therein and except for the absence of footnotes to the
Interim Balance Sheet, in accordance with GAAP applied on a
basis consistent with Unistar's past practice (subject to year end adjustments, in the case of the Interim Balance Sheet). Unistar's consolidated unaudited income statements for the year-to-date ended November 30, 1995, which are included in Exhibit 3.9
hereto, are true and correct in all material respects, present fairly the results of operations for such period, and were prepared, except as set forth therein, in accordance with GAAP applied on a basis consistent with Unistar's past practice (subject to year end adjustments and except for the absence of footnotes). Except as reflected on the Balance Sheet and the Interim Balance Sheet,
neither Unistar nor UEI was, at the dates thereof, subject to any liability not reflected thereon that in accordance with GAAP is required to be disclosed thereon (except for any liabilities that would be disclosed in footnotes to the Interim Balance Sheet).
         3.10   No Adverse Change.  Except as set forth in Exhibit 3.10,
since November 30, 1995, there has not been: (a) any material adverse change in the business, financial condition or results of
operations of Unistar or UEI; (b) any material loss or damage to the assets of Unistar or UEI; (c) any event or condition of any character that could materially adversely affect Unistar's or
UEI's business; (d) any borrowings by Unistar or UEI; (e) any mortgage, pledge, lien or encumbrance made on any of the
properties or assets of Unistar or UEI; or (f) any sale, transfer or other disposition of assets of Unistar or UEI other than in the ordinary course of business.
         3.11 Taxes. None of Unistar, UEI, nor, to the Knowledge of Unistar, any entity to whose liabilities Unistar or UEI has succeeded, has filed or been included in a consolidated, unitary, or combined tax return with any person other than Unistar and UEI.  Except as disclosed on Exhibit 3.11 hereto: (a) Unistar and UEI have filed all tax returns and reports required to have been filed by or for each of them; (b) all material information set forth in such returns or reports is accurate and complete; (c) Unistar and UEI have paid or made adequate provision for all taxes, additions to tax, penalties, and interest payable by Unistar or UEI; (d) no unpaid tax deficiency has been asserted against or with respect to
Unistar or UEI by any taxing authority; (e) Unistar and UEI have collected or withheld all amounts required to be collected or withheld by them for any taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; (f) Unistar and UEI are in compliance with, and their records contain all information and documents necessary to comply with, all
applicable information reporting and tax withholding
requirements; (g) the Balance Sheet and the Interim Balance
Sheet fully and properly reflect, as of the dates thereof, the liabilities of Unistar and UEI for all accrued taxes, additions to tax, penalties, and interest; (h) for periods ending after the date of the Interim Balance Sheet, the books and records of Unistar and UEI fully and properly reflect their respective liabilities for all accrued taxes, additions to tax, penalties and interest; (i)
Unistar and UEI have not granted, nor is either of them subject to, any waiver of the period of limitations for the assessment of tax for any currently open taxable period; (j) Unistar and UEI have not made or entered into, and hold no asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former
Section 168(f)(8) of the Internal Revenue Code of 1954, as
amended before the Tax Reform Act of 1986, and the regulations thereunder; and (k) Unistar and UEI are not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder.  Exhibit 3.11 describes all material tax elections, consents, and agreements affecting
Unistar and UEI, and lists all types of taxes paid and tax returns filed by Unistar and UEI.  Except for Watermark, none of the
Shareholders is a "foreign person" for purposes of Section 1445 of the Code.  Unistar is not, and at all times during the last five years has not been, a United States real property holding
corporation within the meaning of Section 897 of the Code.
         3.12 Employee Benefit Plans. Except for the Employee Benefit Plans listed on Exhibit 3.12 attached hereto, neither Unistar nor UEI has any accrued obligations pursuant to any bonus, deferred
compensation, profit sharing, pension, retirement or stock option plan or agreement, or any other type of employee benefit plan.
All Employee Benefit Plans maintained by Unistar or UEI have been maintained in compliance with ERISA and neither Unistar nor UEI has any liability with respect to any such plans.
         3.13 Compliance with Law. To the Knowledge of Unistar, except as set forth in Exhibit 3.13 or as referred to in the Registration
Statement, (a) the conduct of Unistar's and UEI's business and each such corporation's use of its assets does not violate or conflict with any Law, which violation or conflict could have a material adverse effect on the assets or properties of Unistar or
UEI or could result in a material impairment of the business of
Unistar or UEI, and (b) all governmental approvals,
authorizations, and Permits required by Unistar or UEI to
conduct its business, the absence of which could result in a material impairment of the business of Unistar or UEI have been obtained, are in full force and effect and are being complied with in all material respects.
         3.14 No Broker. Except for Resource Holdings Associates, neither Unistar nor UEI has had any dealings, negotiations or communications with any broker or other intermediary in
connection with the transactions contemplated by this Agreement and is not committed to any liability for any brokers' or finders'
fees or any similar fees in connection with the merger.  A portion of the transaction fees of Resource Holdings Associates in the amount of $200,000, plus accrued management fees of $90,000, shall be paid by Unistar at the Closing.  The balance of the transaction fees, calculated at 2% of the value of the Preferred
Stock given in the Merger, will be paid as soon as the amount thereof is established.
         3.15 Subsidiaries. Except for UEI and as disclosed in Section 3.18 hereof, and except for Lottery Satellite Network, Inc., a
Colorado corporation which is wholly-owned by UEI and which
has no material assets, liabilities and operations, neither UEI nor
Unistar owns any class of capital stock of any corporation or has any ownership interest in any partnership or other entity, or has the right or obligation to acquire any ownership interest in any corporation, partnership or other entity.
         3.16 Approval of Gaming Agency. The State of Idaho has approved the compact with the Coeur d'Alene Tribe authorizing the Coeur
d'Alene Tribe's operation of class III gaming and the National
Indian Gaming Commission has approved the management
agreement between the Coeur d'Alene Tribe and UEI.  To the
Know-ledge of Unistar, except as set forth on Exhibit 3.16 or as re-ferred to in the Registration Statement, no further consents or approvals are required from any governmental agency with
respect to the Management Agreement or the establishment of the
National Indian Lottery under IGRA.  To the Knowledge of
Unistar, except as described on Exhibit 3.16 or as referred to in the Registration Statement, with the exception of the challenges to the National Indian Lottery which have been threatened or asserted by various states, there are no other impediments or challenges which have been asserted against the National Indian
Lottery or the marketing of the National Indian Lottery in the thirty seven states and the District of Columbia where UEI
intends to market tickets for the National Indian Lottery.
         3.17 Shareholders. Exhibit 3.17 attached hereto sets forth a complete list of all holders of record of the Stock (the "Shareholders") and all other securities issued by Unistar. All distributions and other issuances of shares of Unistar common stock, notes and other securities by Unistar were effected in compliance with all
applicable federal and state securities laws.
         3.18 Stock of The Cooper Companies, Inc. Any shares of common stock of The Cooper Companies, Inc. which are owned by
Unistar as of the date hereof are owned by it free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, and may be freely sold and transferred by Unistar without the need for compliance with the registration provisions of the Securities Act.
         3.19    Management Agreement.   A true complete and correct copy of
the Management Agreement (A) together with all amendments thereto is attached to this Agreement as Exhibit 3.19, and (B) together with all amendments and Exhibits thereto has heretofore been delivered to Executone by Unistar. The Management
Agreement is in full force and effect based upon the letter referred to in Section 5.8, and there are no qualifications, requirements, obligations or other conditions precedent to the effectiveness of the Management Agreement except as set forth therein and all such requirements, obligations and conditions precedent which are required by the terms of the Management
Agreement to be performed or fulfilled by the date of this Agreement have been satisfied.
         3.20 Information True and Correct. Each representation or warranty made by Unistar in this Agreement, or in any written statement, certificate or other instrument furnished by it to Executone pursuant to this Agreement, is true, complete and correct in all material respects.

                               ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF EXECUTONE

Executone hereby represents and warrants to Unistar that:

         4.1 Organization. Each of Executone and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of Virginia. Executone has all requisite power and authority to own, operate and lease its properties and carry on its business as now conducted.
         4.2 Authorization; Enforceability. The execution, delivery and performance by Executone and Newco of this Agreement and of all of the documents and instruments delivered by Executone or Newco pursuant hereto, including, but not limited to, the Articles of Amendment creating the Preferred Stock, are within the corporate power of Executone and Newco, respectively, and have been duly authorized by all necessary corporate action of Executone or Newco, respectively. This Agreement is, and the other documents and instruments delivered by Executone or Newco pursuant hereto will be, when executed and delivered by Executone or Newco (or, in the case of the Articles of Amendment, when duly filed in the office of the VSCC), the valid and binding obligation of Executone or Newco, as appropriate, enforceable against such corporation in accordance with their respective terms.
         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Executone and Newco do not conflict with or violate any Law, judgment, order or decree binding on Executone or Newco or the Articles of Incorporation or Bylaws of Executone or Newco or any contract or agreement to which Executone or Newco is a party or by which it is bound, the breach of which could have a material adverse effect on Executone's or Newco's ability to consummate the transactions contemplated hereby, or on the business, financial condition or results of operations of Executone or Newco, or the businesses of Unistar and UEI following the Merger. No notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Executone or Newco in connection with the execution and delivery of this Agreement by Executone or Newco or the consummation by Executone or Newco of the transactions contemplated hereby.
         4.4 SEC Documents. Executone has delivered to Unistar each registration statement, report, proxy statement and information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since December 31, 1994 including, without limitation, its (i) Annual Report on Form 10-K for the year ended
December 31, 1994, (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30,
1995 and (iii) definitive proxy statement relating to its annual meeting of stockholders held on June 27, 1995, each in the form
(including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Executone Reports"). As of their respective dates, the Executone Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Executone included in or incorporated by reference into the Executone Reports (including the related notes and schedules) fairly presents the consolidated financial position of Executone as of its date, and each of the consolidated statements of income or operations, stockholders' equity and cash flows of Executone included in or incorporated by reference into the Executone Reports (including any related notes and schedules) fairly presents the results of operations, stockholders' equity or cash flows, as the case may be, of Executone for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Executone as of December 31, 1994, including the notes thereto, or as set forth in the Executone Reports, neither Executone nor any of the Executone's
Subsidiaries has any liabilities or obligations of any nature
(whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Executone or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising in the ordinary course of business since such date.
         4.5 Absence of Certain Changes. Since December 31, 1994, there has not been any material adverse change in the assets, liabilities, condition (financial and other), business or prospects of Executone.
         4.6 Executone Stock. All of the issued and outstanding capital stock of Executone is, and the Common Stock and Preferred Stock to be received by the Shareholders in connection with the Merger
(including, but not limited to, any Common Stock which may be issued upon conversion of the Preferred Stock or upon exercise of the options referred to in subparagraph 2.7 hereof, which shares of Common Stock have been duly reserved for issuance) will be, (a) duly and validly issued, (b) fully paid and nonasses-sable, and (c) free of preemptive rights and any personal liability.
         4.7 Capitalization. The authorized capital stock of Executone consists of 80,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value
$.01 per share, of which as of November 30, 1995, (A)
46,478,000 shares of Common Stock were issued and outstanding, and (B) no shares of preferred stock were issued and outstanding.
         4.8 No Broker. Neither Executone nor Newco has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement.

                                ARTICLE V
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EXECUTONE

     Each and every obligation of Executone to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         5.1 Compliance with Agreement. Unistar and UEI shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.
         5.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Unistar and UEI in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Executone and Executone's counsel, and Unistar and UEI shall have made available to Executone for examination the originals or true and correct copies of all documents which Executone may reasonably request in connection with the transactions contemplated by this Agreement.
         5.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
         5.4 Representations and Warranties. The representations and warranties made by Unistar in this Agreement shall be true and correct in all material respects as of the Closing Date.
         5.5 Deliveries at Closing. Unistar shall have delivered to Executone the following documents, each properly executed and dated as of the Closing Date: (a) the Opinion of Unistar's Counsel; (b) a
Restricted Securities Agreement executed by each of the Shareholders relating to the Common Stock and Preferred Stock to be received by such Shareholder as a result of the Merger, in substantially the form of Exhibit 5.5 attached hereto; and (c) a form W-9 executed by each of the Shareholders that is a natural person.
         5.6 Dissenter's Rights. None of the Shareholders shall have exercised dissenter's rights with respect to the transactions contemplated by this Agreement.
         5.7 Cancellation of Options. Each person holding an option to purchase shares of Unistar shall have delivered to Executone evidence satisfactory to Executone that such option has been cancelled effective as of the Effective Time.
         5.8 Letter from the Coeur d'Alene Tribe. Unistar shall have delivered to Executone a letter from the Coeur d'Alene Tribe in substantially the form attached hereto as Exhibit 5.8.

                               ARTICLE VI
          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNISTAR
         Each and every obligation of Unistar to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         6.1 Compliance with Agreement. Executone shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.
         6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Executone or Newco in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Unistar and its counsel, and Executone shall have made available to Unistar for examination the originals or true and correct copies of all documents which Unistar may reasonably request in connection with the transactions contemplated by this Agreement.
         6.3 No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
         6.4 Representations and Warranties. The representations and warranties made by Executone in this Agreement shall be true and correct in all material respects as of the Closing Date.
         6.5 Deliveries at Closing. Executone shall have delivered to Unistar the Opinion of Executone's Counsel, properly executed and dated as of the Closing Date.
         6.6  Delivery of Executone Options.  Each person referred to in
Section 5.7 above shall have received a duly executed option to purchase shares of Executone Common Stock, as contemplated by Section 2.7 above.

                              ARTICLE VII
                         ADDITIONAL COVENANTS
         7.1 Meeting of Shareholders. Executone shall, at its cost and expense, take all action that is necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders as promptly as practicable following the Effective Time, but in no event later than July 31, 1996, to consider and vote upon a single proposal to permit the issuance of such additional number of shares of Common Stock as may be necessary to permit the conversion and redemption rights relating to the Cumulative Contingently Convertible
Preferred Stock, Series B, as set forth in the Articles of Amendment comprising Exhibit 1.26, to be exercised by Executone or the Shareholders (the "Shareholder Approval").
The Board of Directors of Executone shall recommend such approval and shall take all lawful action to solicit such approval including, without limitation, timely mailing of the proxy statement relating to such proposal (which proxy statement may comprise Executone's proxy statement in connection with its annual meeting of shareholders). Executone shall not at any time seek the approval of its shareholders for any such conversion and redemption rights other than as a single proposal (viz., Executone shall not at any time seek approval of redemption rights without conversion rights, and vice versa).
         7.2 Sales Transactions Between Executone and Unistar. Executone covenants that, as long as any Preferred Stock is outstanding, all transactions involving sales of goods or services between Executone or any of its other Affiliates on the one hand, and any members of the Unistar Group, on the other hand, shall be consummated on terms equal to or better than that (A) offered to any other customer of Executone or any of its Affiliates (other than the Unistar Group) under substantially similar circumstances
(e.g., taking into account development effort, nature of products and services, volume, etc.), or (B) which is available to UEI or Unistar from a third party. No transaction or series of related transactions of a type described in this Section 7.3 which involves or may be anticipated to involve the receipt or payment of $750,000 or more (or the equivalent) shall be entered into, without the prior written consent of the member of Executone's
Board of Directors who is the designee of the holders of the Preferred Stock pursuant to Section 2.8 hereof, acting in his individual capacity and not in his capacity as a member of Executone's Board of Directors.
         7.3 Certain Distributions or Loans. Executone covenants that as long as any Preferred Stock is outstanding, it shall not cause or permit any member of the Unistar Group to make any distribution or loans to Executone or any of its other Affiliates of any proceeds of any loans or advances made to any member of the Unistar
Group by third parties.
         7.4 Corporate Overhead. Executone covenants that, as long as any Preferred Stock is outstanding, neither it nor any of its other
Affiliates shall charge any member of the Unistar Group with any corporate overhead, administrative or similar charges. The provisions of this Section 7.4 shall not be deemed to prohibit or restrict Executone or any of its Affiliates from charging any member of the Unistar Group for services actually rendered and products actually purchased, provided that such charges are imposed in accordance with the provisions of Section 7.2 above.
         7.5 Nonsurvival. The representations and warranties of the parties hereto which are contained in this Agreement or in any instrument delivered pursuant hereto shall not survive the Effective Time.
         7.6 Further Assurances. Each of the parties hereto shall from time to time after the Effective Time, at its cost and expense, take all such actions as any other party hereto may reasonably request in order to more fully perfect or protect the rights intended to be granted to the requesting party pursuant hereto.

                                ARTICLE VIII
                                TERMINATION

         8.1 Termination. Either party may terminate this Agreement if the conditions to its obligations to close have not been satisfied or waived by December 19, 1995.
         8.2 Rights on Termination. If this Agreement is terminated pursuant to Section 8.1, except as otherwise provided in Section 9.3 and the Nondisclosure Agreement referred to in Section 9.2, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to any other party.

                              ARTICLE XLVIII
                               MISCELLANEOUS

         9.1 Registration of Common Stock. Executone shall, as soon as practicable after April 1, 1996, but in no event later than June
30, 1996, prepare and file with the Securities and Exchange
Commission ("SEC") a registration statement (the "Resale
Registration Statement") covering the resale by each Shareholder or option holder or its assignee (a "Selling Shareholder") of all of the Common Stock (i) initially received by such Selling
Shareholder, (ii) issuable to such Selling Shareholder upon exercise of any of the options described in Section 2.7 hereof, or
(iii) issuable to such Selling Shareholder upon the conversion or redemption of the Preferred Stock (all of said shares of Common
Stock being collectively referred to in this Article IX as the "Registrable Securities"). Executone shall use its best efforts to cause its Resale Registration Statement to become effective and to remain effective until all of the Registrable Securities have been disposed of pursuant to such effective Resale Registration
Statement or sold pursuant to Rule 144 under the Securities Act
(or any similar provisions then in force).
         9.1.1 Registration Procedures. With respect to the registration of the Registrable Securities referred to in Section 9.1 above, the following procedures shall apply:
            (a) Executone will, prior to filing the Resale Registration Statement or prospectus or any amendment or supplement thereto, furnish to each Selling Shareholder, copies of such registration statement or prospectus as proposed to be filed, together with exhibits thereto, which documents will be subject to review by the foregoing, and thereafter furnish to such Selling Shareholder, such number of copies of the Resale Registration Statement, each amendment and supplement thereto, the prospectus included in the Resale Registration Statement (including each preliminary prospectus) and such other documents as such Selling
          Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Shareholder.
            (b) Executone will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United
          States as any Selling Shareholder reasonably (in light of such Selling Shareholder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Executone and do any and all other acts and things that may be reasonably necessary to enable such Selling Shareholder to consummate the disposition of the Registrable Securities owned by such Selling Shareholder; provided, that Executone will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify,
          (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
            (c) Executone will immediately notify each Selling Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Shareholder any such supplement or amendment.
            (d) Executone will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC.
            (e) Executone shall promptly notify the Selling Shareholders (i) when the prospectus or any prospectus supplement has been filed, and, with respect to the Resale Registration Statement or any post-effective amendment, when the same has been declared effective,
          (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose, and (iv) of the receipt by Executone of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.
            (f) Executone shall use its best efforts to cause the Registrable Securities to be registered (if not already registered) on each securities exchange or national association on which the Common
          Stock is listed or admitted for trading.
         9.1.2 Allocation of Expenses. Executone shall pay all expenses in connection with the registration of the Registrable Securities, including without limitation, all (i) registration and filing fees,
(ii) printing expenses, (iii) accounting and legal fees and expenses of the accountants and attorneys engaged by Executone; and (iv) blue sky fees and expenses; provided, however, Executone shall not be liable for (A) any commissions to any broker attributable to the sale of any of the Registrable Securities, or (B) any fees or expenses incurred by any Selling Shareholder.
         9.1.3  Indemnification.
          (i) In connection with the registration of the Registrable
Securities, Executone agrees to indemnify each Selling Shareholder, its officers, directors, partners and agents, and any person who controls a Selling Shareholder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in the Resale Registration Statement or related prospectus (as amended or supplemented if Executone shall have furnished any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement, alleged untrue statement, omission, or alleged omission based upon information furnished to Executone by any Selling Shareholder expressly for use therein. Executone also agrees to indemnify and hold harmless any persons who may be deemed to be underwriters with respect to the sale of the Registrable Securities, their officers and directors and each person who controls such underwriters to the same extent as provided above with respect to the indemnification of each Selling Shareholder. Executone and each officer, director and controlling person of Executone shall be indemnified by each Selling Shareholder, severally, for all such losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any such untrue, or alleged untrue, statement or any such omission, or alleged omission, based upon information furnished to Executone by such Selling Shareholder expressly for use therein in a writing signed by such Selling
Shareholder.
          (ii) Promptly upon receipt by a party indemnified under this Section of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section, such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure to so notify the indemnifying party shall not relieve it of any liability which it may have to any indemnified party unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to an indemnifying party as above provided, such party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same,
(ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party). No indemnifying party shall be liable for any settlement entered into without its consent.
         9.1.4  Contribution.
          (i) If for any reason the indemnification provisions contemplated by this Section are either unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the party that would otherwise be required to provide indemnification or the indemnifying party
(in either case, for purposes of this Section, the "Indemnifying
Party") in respect of such losses, claims, damages or liabilities, shall contribute to the amount paid or payable by the party that would otherwise be entitled to indemnification or the indemnified party (in either case, for purposes of this Section, the "Indemnified Party") as a result of such losses, claims, damages, liabilities or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party. In no event shall any Selling Shareholder covered by the Resale Registration
Statement be required to contribute an amount greater than the dollar amount of the proceeds received by such Selling
Shareholder from the sale of Common Stock pursuant to the registration giving rise to the liability.
          (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Selling Shareholders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person or entity determined to have committed a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
          (iii) The contribution provided for in this Section shall survive the termination of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.
         9.1.5  Listing on Securities Exchange.  Subject to the provisions of
Section 9.1, if Executone shall list or maintain the listing of any shares of Common Stock on any securities exchange or national market system, it will at its expense and as necessary to permit the registration and sale of the Common Stock hereunder, list thereon, maintain and, when necessary, increase such listing to include such Common Stock.
         9.2  Entire Agreement; Amendment.  This Agreement, the
Nondisclosure Agreement dated July 31, 1995, and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all prior and contempo-raneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warran-ties, representations or other agreements between the parties in connection with the subject matter hereof. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party, notwithstanding any investigation heretofore or hereafter made by the other party.
         9.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
         9.4 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflicts of law rules thereof.
         9.5 Assignment. This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other parties.
         9.6 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to Unistar:         Unistar Gaming Corp.
                       160 Broadway
                       New York, New York  10038
                       (Fax No: (212) 791-5367)

                       Attention:  Vice Chairman

With a copy to:        Tenzer Greenblatt LLP
                       405 Lexington Avenue
                       New York, New York  10174
                       (Fax No: (212) 573-4313)

                       Attention: Harold L. Schneider, Esq.

If to Executone:       Executone Informations Systems, Inc.
                       478 Wheelers Farms Road
                       Milford, Connecticut  06460
                       (Fax No: (203) 882-6607)

                       Attention: Alan Kessman

With a copy to:        Hunton & Williams
                       951 East Byrd Street
                       Richmond, Virginia  23219-4074
                       (Fax No: (804) 788-8218)

                       Attention: Thurston R. Moore, Esq.

         9.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
         9.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, employee benefit plans or other understandings or arrangements shall refer to oral as well as written matters.
         9.9 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
         9.10  No Reliance.  Except as otherwise provided in Sections
3.14 and 9.1 (9.1 through 9.1.5, inclusive), and except for the holders of the Preferred Stock and Common Stock, no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Except as otherwise provided in Sections 3.14 and 9.1 (9.1 through 9.1.5, inclusive), and except for the holders of the Preferred Stock and Common Stock, none of Executone, Newco or Unistar assumes any liability to any third party because of any reliance on the representations, warranties and agreements of Executone and Unistar contained in this Agreement.
         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                             EXECUTONE INFORMATION SYSTEMS, INC.

                             By:  ______________________________

                             Its: ______________________________


                             UNISTAR GAMING CORP.

                             By:  ______________________________
                                  Robert A. Berman

                             Its: Vice Chairman


                             EXECUTONE NEWCO, INC.

                             By:  ______________________________

                             Its: _____________________________

EXHIBIT 1.26

              ARTICLES OF AMENDMENT

     As used in these Articles, unless defined herein, capitalized terms shall have the meanings set forth on Exhibit A attached hereto.

         Section A.  Cumulative Convertible Preferred Stock, Series A

     1.  Designation.

         a.  The shares of this Series shall be designated
     "Cumulative Convertible Preferred Stock, Series A" (the
     "Series A Preferred Stock") and the number of shares initially constituting the Series A Preferred Stock shall be Two Hundred Fifty Thousand (250,000). Shares of the
     Series A Preferred Stock shall have a par value of $0.01 per share.

         b. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank prior to any other class or series of preferred stock of the Corporation (except the Series B Preferred Stock, which as to the foregoing rights shall rank pari passu with the Series A Preferred Stock) and the Common Stock of the Corporation.

     2. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

         a. Except as otherwise provided in the second and third sentences of Section A.2.b, Section B.2.a, the second and third sentences of Section B.2.b and Sections A.2.c., B.2.c., H., or the Virginia Stock Corporation Act, (i) each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together with the shares of Common Stock and the shares of Series B Preferred
     Stock as a single voting group or class at all meetings of shareholders, and (ii) with respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote per share.

         b. Except as otherwise provided in Section A.2.a, the second and third sentences of Section A.2.b, Section B.2.a, the second and third sentences of Section B.2.b and Sections
     A.2.c., B.2.c., H., or the Virginia Stock Corporation
     Act, the Series A Preferred Stock shall not be considered as a separate class of shares for any voting purpose, and the holders of the Series A Preferred Stock shall have no separate voting rights and their separate consent shall not be required for the taking of any corporate action. The holders of the shares of the Series A Preferred Stock shall vote together as a separate voting group or class, to the exclusion of the holders of Junior Stock and any other series of Preferred Stock, with respect to the following matters. The affirmative vote of the holders of 66-2/3% of the outstanding shares of the Series A Preferred Stock taken at a meeting, or by written consent without a meeting, in accordance with the procedures set forth in Section A.2.c and A.2.d, shall be required to approve any of the following matters:

              (1) A proposed amendment of these Articles if the amendment would: (I) increase or decrease the aggregate number of authorized shares of the Series A Preferred Stock; (II) effect an exchange or reclassification of all or part of the shares of the Series A Preferred Stock into shares of another class; (III) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the Series A Preferred Stock; (IV) change the designation, rights, preferences or limitations of all or part of the shares of the Series A Preferred
              Stock, but the Series A Preferred Stock shall not be entitled to vote as a separate voting group on an amendment increasing the number of authorized shares of a Junior Stock solely because both such classes vote on some or all matters as a single voting group; (V) change the shares of all or part of the Series A Preferred Stock into a different number of shares of the Series A Preferred Stock; (VI) create a new class of shares, or change a Junior Stock into a class of shares having rights or preferences with respect to dividends, distributions or to dissolution, liquidation or winding up of the Corporation that are prior, superior, or substantially equal to the shares of the Series A Preferred Stock, or increase the rights, preferences, or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the Series A Preferred Stock; (VII) limit or deny an existing preemptive right of all or part of the shares of the Series A Preferred Stock;
              or (VIII) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the Series A Preferred Stock.

              (2) An authorization or increase in the number of shares or other units of any security convertible into, or exchangeable for, or evidencing the right to purchase, shares of the Series A Preferred Stock or any class of stock ranking prior to, or on a parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding up, and

              (3) The amendment or repeal of the second and third sentences of this Section A.2.b.

         c. If at any time there exists a Dividend Payment Default on the Series A Preferred Stock or the Series B Preferred
     Stock, then

              (i) without further action, the number of directors constituting the entire Board of Directors shall be increased by one, and the holders of shares of the Series
     A Preferred Stock and the holders of shares of the Series
     B Preferred Stock shall have, in addition to the other voting rights set forth herein, the right to vote together as a single voting group or class, to the exclusion of the holders of Junior Stock and any other series of Preferred Stock, to elect one director of the Corporation to fill such newly created directorship, which director shall be in addition to the A/B Director elected by such holders pursuant to Section H. of these Articles, and the remaining directors elected or to be elected by the other classes of stock entitled to vote therefor at a meeting of stockholders held for the purpose of electing directors.
     Each director elected by the holders of shares of Series A Preferred Stock and the Series B Preferred Stock pursuant to this Section A.2.c. (herein, a "Preferred Director") shall serve as such director until the next annual meeting of shareholders of the Corporation and until his successor is elected and qualified or until his earlier resignation, death or removal, notwithstanding that during the term of office of such Preferred Director any Dividend Payment Default shall have been remedied. Any Preferred
     Director may be removed, with or without cause, by, and shall not be removed except by, the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock, voting together as a single voting group or class, at an annual or special meeting of the shareholders of the Corporation, or at a special meeting of the holders of shares of Series A Preferred Stock and Series B Preferred Stock called for that purpose. So long as a Dividend Payment Default on the Series A Preferred Stock or the Series B Preferred
     Stock shall be continuing, (i) any vacancy in the office of the Preferred Director may be filled only by the majority vote of the holders of the shares of Series A Preferred
     Stock and the shares of Series B Preferred Stock, voting together as a single voting group or class, and (ii) in the case of the removal of the Preferred Director, the vacancy may be filled by the majority vote of the holders of the outstanding shares of Series A Preferred Stock and Series
     B Preferred Stock, voting together as a single voting group or class, at the same meeting at which such removal is voted. Each director elected as aforesaid shall be deemed, for all purposes hereof, to be a Preferred
     Director. Whenever the term of office of the Preferred Director shall expire or terminate and if no Dividend
     Payment Default with respect to the Series A Preferred
     Stock or the Series B Preferred Stock shall have occurred or be continuing, the number of directors constituting the entire Board of Directors of the Corporation shall be reduced by one without further action.

              (ii) Each outstanding share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together with the Common Stock and the Series B Preferred Stock as a single voting group or class, at all meetings of shareholders and each share of Series Class A Preferred
     Stock shall be entitled to four votes per share.

              (iii) The additional voting rights specified in Sections A.2.c.(i) and (ii) shall continue at each succeeding annual or special meeting of shareholders until such time as the outstanding Dividend Payment Defaults shall have been remedied, subject to revesting upon the occurrence of a further Dividend Payment Default.

         d. The rights of the holders of shares of Series A Preferred Stock and Series B Preferred Stock to vote as provided by Section A.2.c. may be exercised at any annual or special meeting of shareholders or, in the case of the voting rights specified in Section A.2.c.(i), at any special meeting of the holders of shares of Series A Preferred Stock and the Series B Preferred Stock.

              (i) So long as such voting rights set forth in Section A.2.c continue, the Chairman of the Board of the Corporation may call, and if the holders of shares of Series A Preferred Stock and Series B Preferred Stock are to vote together as a single voting group or class separately from the holders of shares of Junior Stock, upon the written request of the holders of record of 20% of the total number of outstanding shares of Series A
     Preferred Stock and Series B Preferred Stock, addressed to the Secretary of the Corporation, at the principal office of the Corporation, the Chairman of the Board shall call, a special meeting of the holders of shares entitled to vote as provided herein. If a special meeting of the holders of shares of Series A Preferred Stock and Series B Preferred
     Stock is so requested, the Corporation shall hold such meeting promptly after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of shareholders, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation. If at the time of such meeting the Dividend Payment Default shall be continuing, such newly created directorship shall be filled by the holders of the Series A Preferred Stock and Series
     B Preferred Stock voting together as a single voting group or class separately from the holders of shares of Common
     Stock or any shares of stock of the Corporation.

              (ii) At each meeting of shareholders at which the holders of shares of Series A Preferred Stock and Series B
     Preferred Stock shall have the right, voting together as a single voting group or class, separately from the holders of shares of Common Stock or any shares of stock of the Corporation, to elect a Preferred Director as provided in Section A.2. or to take other action, the presence in person or by proxy of the holders of record of one-third of the total number of shares of Series A Preferred Stock and Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                        (1) the absence of a quorum of the holders of shares of Series A Preferred Stock and the shares of Series B
              Preferred Stock shall not prevent the election or removal of directors other than those to be elected or removed separately by the vote of the holders of shares of Series A Preferred Stock and Series B Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of capital stock of the Corporation shall not prevent the election or removal of the Preferred Director to be elected or removed by the separate vote of the holders of shares of Series A Preferred Stock and Series B Preferred Stock or the taking of any other action as permitted by Section A.2.c.; and

                        (2) in the absence of a quorum of the holders of shares of Series A Preferred Stock and Series B Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken separately by the holders of shares of Series A Preferred Stock and Series B Preferred
              Stock voting together as a single voting group or class from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                        For the taking of any action as provided in the
              second and third sentences of Section A.2.b. by the holders of shares of Series A Preferred Stock voting as a separate voting group, and as provided in Section A.2.c by the holders of shares of Series A Preferred Stock and shares of Series B Preferred Stock, voting together as a separate voting group, each such holder shall have with respect to any matter to be voted upon pursuant to the second and third sentences of Section A.2.b. and to the election or removal of a Preferred Director pursuant to Section A.2.c, one vote for each share of such stock, and with respect to any other matter to be voted upon pursuant to Section A.2.c, four votes for each such share of such stock, standing in his or its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

                   (iii) Any action which may be taken pursuant to Section A.2.a., the second and third sentences of Section A.2.b, Section B.2.a, the second and third sentences of Section B.2.b or Section A.2.c. or B.2.c., at an annual or special meeting of shareholders may be taken, in lieu of any such meeting, by written consent of the holders of Series A Preferred Stock and Series B Preferred Stock, acting separately or together as required by the particular provision, provided that such consent shall be in accordance with the Virginia Stock Corporation Act and the Corporation's By-laws.

     3.  Dividend Rights.

         a. Accrued Preferred Dividends. The dividends provided in these Articles shall be cumulative, whether or not declared. On any date, the cumulative accrued dividend with respect to the Series A Preferred Stock (the
     "Accrued Preferred Dividend") shall be an amount equal to (i) 18.5% of the consolidated Retained Earnings of the Unistar Group as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which occurs the date with respect to which the determination is being made, plus (ii) any Additional Participation Amount accrued with respect to the Series A Preferred Stock pursuant to Section A.3.d. as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which occurs the date with respect to which the determination is being made, less (iii) any amounts paid to the holders of the Series A Preferred
     Stock prior to such date pursuant to Sections A.3.b., A.4.d. and A.5.e. At any time, the Accrued Preferred
     Dividend with respect to each share of this Series outstanding shall be an amount equal to the Accrued
     Preferred Dividend divided by 250,000. Any payments of Accrued Preferred Dividends with respect to the Series A
     Preferred Stock shall be applied first to the payment of the Additional Participation Amount.

         b. Payment of Accrued Preferred Dividend. Dividends are payable in cash (except as otherwise provided in Section A.4.c. and subject to the applicable provisions of the Virginia Stock Corporation Act) (i) when and as declared by the Board of Directors, (ii) upon conversion or redemption of the shares of Series A Preferred Stock or
     (iii) upon liquidation, as provided herein. The declaration and payment of dividends on the Series A Preferred
     Stock, the amount thereof and the record date shall at all times be solely within the discretion of the Board of Directors, except upon conversion or redemption of such shares and upon liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, no Accrued Preferred Dividend shall be paid (except upon conversion or redemption of shares of the Series A
     Preferred Stock or liquidation, dissolution or winding up of the Corporation or a Dividend Distribution) unless at the time of the proposed payment:

              (i) there is no outstanding balance of loans and advances made by the Corporation to the Unistar Group for start-up costs,

              (ii) the cumulative Retained Earnings of the Unistar Group is positive, and

              (iii) the Net Income of the Unistar Group exceeds $1,000,000 in respect of the fiscal year immediately preceding the fiscal year of the Corporation in which the dividends are to be paid.

         c. (i) Whenever Accrued Preferred Dividends are not paid in full, thereafter and until all Accrued Preferred Dividends shall have been paid in full (determined as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which such payment shall be made), the Corporation shall not: (1) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, other than dividends or distributions payable in Junior Stock; or (2) declare or pay dividends, or make any other distributions, on any shares of Series B Preferred Stock, except dividends or distributions paid ratably on the Series A Preferred Stock and Series B Preferred Stock, in proportion to the total amounts to which the holders of all shares of the Series A Preferred Stock and Series B Preferred Stock are then entitled.

              (ii) Whenever a Dividend Payment Default exists, thereafter and until such Dividend Payment Default is remedied, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock; provided, however, that (1) the Corporation may at any time redeem, purchase or otherwise acquire shares of Junior Stock in exchange for any shares of Junior Stock, and (2) the Corporation may accept shares of any Junior Stock for (I) conversion, or (II) for payment of the exercise price of employee stock options, or (III) for redemptions, purchases or other acquisitions of shares acquired by exercise of employee stock options to the extent that the aggregate amount paid for such redemptions, purchases, or other acquisitions in any fiscal year of the Corporation, pursuant to this Section A.3.c.(ii)(2)(III), does not exceed $750,000.

              (iii) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation, unless the Corporation could pursuant to Section A.3.c.(ii) purchase such shares at such time and in such manner.

         d. Dividend Payment Default. In addition to any other remedy available to the holders of the Series A Preferred Stock, upon the occurrence of and during the continuation of each Dividend Payment Default on the Series A
     Preferred Stock, an additional amount (the "Additional Participation Amount") shall be added upon the Series A Preferred Stock, on any date, equal to the product of (i) the amount which, if paid, would remedy the Dividend
     Payment Default, times (ii) the Additional Participation Percentage applicable to the 30-day period in which occurs the date for which the determination is being made.

         e. No Dividend Distribution shall be made except from Retained Earnings, calculated net of Dividend
     Distributions.

         f. Notwithstanding anything to the contrary provided in these Articles, no Dividend Distribution shall be made. unless the Board of Directors shall declare a dividend with respect to the Series A Preferred Stock payable on or before the end of the Corporation's fiscal quarter in which the Dividend Distribution will occur, in an amount equal to the lesser of (i) 18.5% of the amount of such Dividend Distribution, or (ii) the amount of the Accrued Preferred Dividend.

         g. For all purposes of these Articles, Retained Earnings as of the end of any quarter shall be determined on the basis of the Unaudited Financial Statements for such quarter, except if such quarter is the fourth quarter in which case the determination shall be made based on the Certified
     Financial Statements of the Unistar Group for the fiscal year ended with the end of such fourth quarter.

     4.  Conversion Rights.

         a. Conversion. Subject to the provisions for adjustment set forth in, and upon compliance with the provisions of, this Section A.4., each share of this Series shall be convertible into a number of fully paid and nonassessable shares of Common Stock, determined as set forth below (said number of shares of Common Stock (as adjusted from time to time pursuant to the provisions of Section A.4.)
     being hereinafter referred to as the "Conversion Ratio");
     provided, however, that the right to convert shall terminate at the close of business on the fifth business day prior to the date fixed by the Corporation for redemption pursuant to Section A.5.

              (i) At any time during the Conversion Period and provided that at such time as the conversion right is exercised the Unistar Group has Net Income, in respect of the fiscal year immediately preceding the fiscal year in which the conversion is being made, equal to or exceeding $1,000,000, the Conversion Ratio shall equal, for each share of Series A Preferred Stock, the quotient of (1) the product of (I) the excess of such Net Income over $1,000,000 and (II) .46, divided by (2) 250,000, provided, however, that the maximum number of shares of Common Stock into which a share of Series A Preferred Stock may be convertible shall be 19.7 ("Maximum
              Number"); or

              (ii) At any time during the Conversion Period and provided that at such time as the conversion right is exercised the sum, calculated from the Effective Date, of (1) 100% of the cumulative Net Revenues of the Unistar Group and (2) 25% of the cumulative Lottery Revenues, exceeds $50,000,000, the Conversion Ratio shall equal 19.7 shares of Common Stock for each share of Series A Preferred Stock; or

              (iii) At any time during the Conversion Period after the sale or transfer of a controlling interest in Unistar or UEI or the sale or assignment of substantially all of the business or assets of Unistar or UEI to a third party that is not a wholly-owned Subsidiary of the Corporation, the Conversion Ratio shall equal 19.7 shares of Common
              Stock for each share of Series A Preferred Stock.

         b.   Conversion Procedure.

              (i) Conversion Based on Financial Statements. Not later than 5 days after the date of publication of (1) the Corporation's audited consolidated financial statements for each fiscal year ending prior to the end of the Conversion Period and (2) the Corporation's Form 10-Q for each fiscal quarter ending prior to the expiration of the Conversion Period, the Corporation shall deliver to the holders of the Series A Preferred Stock a notice together with a copy of the certificate referred to in Section E of these Articles prepared with respect to such fiscal period
     (a "Certificate Notice"). Each Certificate Notice shall state: (I) that during the relevant Election Period, each holder may elect to convert all, but not less than all, his shares of Series A Preferred Stock in accordance with the provisions of Section A.4.a.(i) or (ii): (II) that in order to exercise such conversion right, the holder must, within the Election Period, surrender the certificate representing such shares at the office of the Corporation and give written notice to the Corporation that such holder elects to convert the same, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued; and
     (III) the address of the office of the Corporation where certificates for such shares are to be surrendered. Notwithstanding anything to the contrary provided in this Section A.4., no conversion may be elected within the first quarter of any fiscal year of the Corporation.

              In order to exercise the conversion privilege, the holder of shares of this Series to be converted shall, within the Election Period, surrender the certificate representing such shares at the office of the Corporation designated in such notice and give written notice to the Corporation at said office that such holder elects to convert the same.
     From and after the making of the election provided herein, all rights of a holder of shares of this Series shall cease except for the right, upon surrender of the certificate representing such shares, to receive certificates representing shares of Common Stock and/or any Accrued
     Preferred Dividend as contemplated by this Section A.4.

              (ii) Conversion Based upon Consummation of a Sale. Not later than 15 days prior to the consummation of any event referred to in Section A.4.a.(iii) (a "Sale"), the Corporation shall notify the holders of the Series A Preferred Stock of the occurrence of such Sale (a "Sale Advance Notice"). Each Sale Advance Notice shall state
     (1) the anticipated date of consummation of such Sale, (2) that all shares of Series A Preferred Stock owned by each holder shall be automatically converted in accordance with Section A.4.a.(iii) as a result of such Sale. Not later than 10 days following the consummation of a Sale referred to in a Sale Advance Notice, the Corporation shall notify the holders of the Series A Preferred Stock of the consummation of such Sale (a "Sale Notice"). Each Sale Notice shall state (I) the date of consummation of such Sale (the "Sale Date"); (II) that all shares of Series A Preferred Stock owned by each holder have been automatically converted in accordance with Section A.4.a.(iii) as a result of such Sale; (III) that, in order to receive the Common Stock and other consideration payable to such holder as a result of such conversion, such holder must surrender the certificate representing all of his shares Series A Preferred Stock at the office of the Corporation within thirty days following the date of receipt of the Sale Notice, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued; and (iii) the address of the office of the Corporation where certificates for such shares are to be surrendered.

              In order to exercise the conversion privilege, the holder of shares of this Series to be converted shall surrender the certificate representing such shares at the office of the Corporation designated in such Sale Notice within thirty days following the receipt of the Sale Notice. From and after the delivery of the Sale Notice, all rights of a holder of shares of this Series shall cease except for the right upon surrender of the certificate representing such shares to convert such shares into certificates representing shares of Common Stock and any Accrued Preferred Dividend as contemplated by this Section A.4. The failure of a holder of shares of Series A Preferred Stock to submit the certificate representing his shares of Series A Preferred
     Stock to the Corporation in accordance with the Sale
     Notice shall not terminate such holder's right to receive the Common Stock for which such shares were converted or any Accrued Preferred Dividend payable with respect to such shares, but the Corporation shall not be obligated to pay interest or any other allowance for the delay in payment of any Accrued Preferred Dividend or any other amounts or consideration payable to such holder.

              (iii) Upon submission of his shares of Series A Preferred Stock pursuant to Section A.4.b.(i) or (ii), each holder shall specify the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued (which notice may be in the form of a notice of election to convert which may be printed on the reverse of the certificates for the shares of this Series). Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of this Series are registered, the shares surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney, and by an amount sufficient to pay any transfer or similar tax. Other than transfer taxes, the Corporation shall pay all expenses in connection with the conversion and issuance of Common Stock thereupon, other than personal expenses of the converting holder
     (including, without limitation, income taxes).

              (iv) Notice Delivery. Any notice delivered pursuant to this Section A.4.b, shall be sent by facsimile, personal delivery, overnight courier or certified mail return receipt requested, in each case notice being effective on receipt.

         c. Accrued Preferred Dividend. The holders of shares of this Series shall be entitled to receive any unpaid Accrued
     Preferred Dividend payable with respect to such shares calculated:

              (i) In the case of a conversion under Section A.4.(b).(i) or
     (ii)., as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which occurs the date on which the shares of Common Stock issuable with respect to a conversion of such shares are issued in accordance with Section A.4.d. (the "Conversion Date"), without further action, based upon the Unaudited
     Financial Statements for such immediately preceding fiscal quarter. At the sole option of the Corporation and provided that the issuance of such additional shares of Common Stock has been approved by a majority of the holders of the Common Stock, in the event that less than a majority of the then outstanding shares of this Series are converted in any fiscal year of the Corporation, the Accrued Preferred Dividend may be paid in the form of Common Stock. In such event, the number of shares of Common Stock to be issued to a holder of shares of this Series shall be determined by dividing the amount of the Accrued Preferred Dividend payable to such holder by the Current Market Price of the Common Stock on the date of such holder's notice delivered to the Corporation pursuant to Section A.4.b. Such payment in shares shall be made at the time that the shares of Common Stock into which the Series A Preferred Stock is converted are issued pursuant to Section A.4.d.

              (ii) In the case of a conversion under Section A.4.b.(iii)., as of the Sale Date, without further action. In such event, the Accrued Preferred Dividend shall be determined based upon the Retained Earnings of the Unistar Group as of the last day of the quarter of the Corporation's fiscal year ending immediately prior to the Sale Date, plus or minus
     (2) the product of (I) the number of days between the end of the immediately preceding quarter and the Sale Date, times the (II) quotient of (A) the difference between the Retained Earnings as of the end of the immediately preceding fiscal quarter and the end of the second immediately preceding quarter, divided by (B) the number of days in the first immediately preceding quarter. The
     Retained Earnings for such immediately preceding quarter shall be based upon the figures contained in the Certified
     Financial Statements of the Unistar Group, where such quarter is the Corporation's fourth quarter and such Certified Financial Statements are available or Unaudited
     Financial Statements of the Unistar Group, if such quarter is any quarter other than the fourth quarter of the Corporation's fiscal year.

              (iii) Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

         d.   Issuance of Common Stock and payment of Accrued
     Preferred Dividend. As promptly as practicable after the surrender of the certificates for shares of this Series as aforesaid, but in no event later than five business days after the holder's compliance with the requirements in this Section A.4. for conversion, the Corporation shall issue and shall deliver to such holder, or according to his written instructions, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section
     A.4., and with respect to an Accrued Preferred Dividend settled in shares of Common Stock pursuant to Section
     A.4.c., and (ii) a certified or bank check in the amount of the Accrued Preferred Dividend payable with respect to such shares of Series A Preferred Stock pursuant to Section A.4.c., and any amount payable in lieu of fractional shares. Each conversion shall be deemed to have been effected immediately prior to the close of business on the day prior to (i) the Conversion Date, in the case of a conversion under Section A.4.a.(i) or (ii), and (ii) the Sale Date, in the case of a conversion pursuant to Section A.4.a.(iii), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. All shares of Common Stock delivered upon conversion of the shares of this Series will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges of the Corporation and not subject to any preemptive rights.

         e. Fractional Interests. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of shares of this Series. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of this Series, the Corporation shall pay to the holder of such share of this Series an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to the Current Market Price of the Common Stock on the trading day immediately preceding the day of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest.
     If more than one share of this Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of the shares of this Series so surrendered.

         f. Adjustments to Conversion Ratio. The Conversion Ratio for each share of Series A Preferred Stock set forth in Section A.4.a. and the Maximum Number, shall be subject to adjustments, from time to time, which shall be made to the nearest one-thousandth of a share of Common
     Stock or, if none, to the next lower one-thousandth and which shall be made, from time to time, upon the occurrence of the following events:

              (i) If the Corporation shall pay to the holders of its Common Stock a dividend in shares of Common Stock or in securities convertible into Common Stock other than the shares of this Series, the Conversion Ratio and the Maximum Number shall be proportionately increased, effective at the opening of business on the next full business day after the record date fixed for the determination of the holders of Common Stock entitled to such dividend.

              (ii) If the Corporation shall subdivide the outstanding shares of its Common Stock into a greater number of shares or combine the outstanding shares into a smaller number, the Conversion Ratio and the Maximum Number shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective at the opening of business on the next full business day after the day such action becomes effective.

              (iii) If the Corporation shall issue to the holders of its Common Stock rights or warrants to subscribe for or purchase shares of its Common Stock at a price less than the Current Market Price of the Corporation's Common
              Stock at the record date fixed for the determination of the holders of Common Stock entitled to such rights or warrants, the Conversion Ratio and the Maximum
              Number shall be increased, effective at the opening of business on the next full business day after such record date, to the respective amounts determined by multiplying such Conversion Ratio and the Maximum Number by a fraction, the numerator of which is the number of shares of Common Stock of the Corporation outstanding immediately prior to such record date plus the number of additional shares of its Common Stock offered for subscription or purchase and the denominator of which is said number of shares outstanding immediately prior to such record date plus the number of shares of Common
              Stock of the Corporation which the aggregate subscription or purchase price of the total number of shares so offered would purchase at the Current Market Price of the Corporation's Common Stock at such record date.

              (iv) If the Corporation shall distribute to the holders of its Common Stock any evidences of its indebtedness, any other security not convertible into Common Stock other than Common Stock, or any rights or warrants to subscribe for any security other than its Common Stock, or any other assets (excluding dividends and distributions in cash to the extent permitted by law), the Conversion
              Ratio and the Maximum Number shall be increased, effective at the opening of business on the next full business day after the record date fixed for the determination of the holders of Common Stock entitled to such distribution, to the respective amounts determined by multiplying such Conversion Ratio and the Maximum
              Number by a fraction, the numerator of which is the Current Market Price of one share of the Corporation's
              Common Stock at such record date and the denominator of which is such Current Market Price less the fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) of such evidences of indebtedness, securities, rights, warrants or other assets (excluding dividends and distributions in cash as aforesaid) so distributed which is applicable to one share of Common Stock.

              (v) Anything in this Section A.4.f. to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Ratio and the Maximum Number in any case in which the amount by which such Conversion Ratio and the Maximum Number would be adjusted in accordance with the foregoing provisions would be less than 3% of such Conversion
              Ratio and the Maximum Number, as the case may be, before such adjustment, but in such case any adjustment that would otherwise be required then to be made will be carried forward and made at the time of, and together with, the next subsequent adjustments which, together with any and all such adjustments so carried forward, shall amount to 3% or more of such Conversion Ratio and the Maximum Number before such adjustments.

              (vi) For purposes of this Section A.4.f., the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

         Whenever the Conversion Ratio is adjusted pursuant to this Section A.4.f. the Corporation shall promptly after the adjustment (1) place on file at its offices and at the offices of each of its transfer agents, if any, for the Series A Preferred Stock, a statement signed by the Chairman of the Board, the President, or a Vice President of the Corporation and by its Treasurer or an Assistant
     Treasurer showing in detail the facts requiring such adjustment, the method by which the adjustment is calculated, and the Conversion Ratio and the Maximum
     Number after such adjustment, and shall make such statement available for inspection by shareholders of the Corporation, and (2) mail or cause to be mailed by its transfer agent to each holder of record of the Series A Preferred Stock a notice stating the adjustment, the method by which the adjustment is calculated, and the adjusted Conversion Ratio and the Maximum Number, with a statement of any firm of independent certified public accountants of nationally recognized standing
     (which may be the firm regularly retained by the Corporation) to the effect that such adjustment is in accordance with this Section A.4.

         g. In case of any reclassification or change of the outstanding shares of Common Stock of the Corporation (except a subdivision or combination of shares), effective provision shall be made by the Corporation (i) that the holder of each share of Series A Preferred Stock then outstanding shall thereafter have the right to convert such share into the kind and amount of stock or other securities, upon such reclassification or change, by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the Conversion Ratio and the Maximum Number which shall be equivalent, as nearly as practicable, to the adjustments provided for in Section A.4.f., above. The provisions of this Section
     A.4.g. shall similarly apply to successive reclassifications or changes. Any provision that shall be made for the purposes specified hereinbefore in this Section A.4.g. that shall be approved by a resolution or resolutions of the Board of Directors of the Corporation, and that shall, in the written opinion of a firm of independent certified public accountants of nationally recognized standing selected by the Corporation (which may be the firm regularly retained by the Corporation), be fair and equitable, shall be binding and conclusive upon all holders of shares of Series A Preferred Stock then outstanding. In the event that securities or property other than Common
     Stock shall be issuable or deliverable upon any of the events referred to in this Section A.4.g., all references in this Section A.4.g. shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

         h. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the Corporation (each of the foregoing being referred to as a "Transaction"), each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common
     Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property
     (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A
     Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common
     Stock in any tender or exchange offer that is a step in such Transaction). The number of shares of stock and other consideration into which each share of Series A
     Preferred Stock shall be converted shall be determined according to the Conversion Ratio and Maximum Number set forth in Section A.4.a. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section A.4.h. shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

         i. Shares of Series A Preferred Stock converted as provided herein shall become authorized and unissued shares of Preferred Stock which may thereafter be designated as shares of any other series.

          j. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock.

     5.  Redemption Rights.

         a. Redemption. All, but not less than all, the Series A Preferred Stock shall be subject to redemption in whole at the sole and absolute discretion of the Corporation at any time after the date of issuance of the Series A Preferred Stock, provided, however, that such redemption right may not be exercised by the Corporation if on the date that the Corporation elects to exercise its redemption rights the Current Market Price of the Common Stock is less than $2.00 per share as appropriately adjusted with respect to any subdivisions, stock dividends, or combinations of the Common Stock.

         b. Redemption Notice. In the event that the Corporation shall redeem all shares of this Series, notice of such redemption (the "Redemption Notice") shall be given by personal delivery, overnight courier or certified mail, return receipt requested not less than 30 nor more than 60 days prior to the redemption date, to each holder of the Series A Preferred Stock at his address on the transfer books of the Corporation. Such notice shall be effective upon receipt and shall state: (i) the date on which such redemption shall take place (the "Redemption Date"); (ii) that all shares in this Series are to be redeemed; (iii) the office of the Corporation where certificates for such shares are to be surrendered; and (iv) that Accrued
     Preferred Dividends on the shares to be redeemed will be determined as of and payable on the Redemption Date.
     On the Redemption Date, each share of Series A
     Preferred Stock then outstanding shall be converted, without the necessity of any action by the Board of Directors, into a right to receive 19.7 shares of Common Stock. The redemption ratio set forth in this Section
     A.5.b. shall be adjusted in the same manner as the Conversion Ratio and Maximum Number are adjusted pursuant to Section A.4.f. From and after the Redemption Date, all rights of a holder of shares of this Series shall cease except for the right, upon surrender of the certificate representing such shares, to receive certificates representing shares of Common Stock for which such shares were redeemed together with any payment in lieu of a fractional share of Common Stock and of any Accrued Preferred Dividend as contemplated by this Section. Each holder of Series A Preferred Stock shall be deemed to be a holder of Common Stock on the Redemption Date.

         c. Timing of Redemption. Within 30 business days after receipt of the Redemption Notice, the holder of each share of this Series shall surrender the certificate representing such share at the office of the Corporation and shall give written notice to the Corporation at said office specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued (which notice may be printed on the reverse of the certificates for the shares of this Series). Unless the shares issuable on redemption are to be issued in the same name as the name in which such share of this Series is registered, each share surrendered for redemption shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney, and by an amount sufficient to pay any transfer or similar tax. The Corporation shall pay all other expenses in connection with the redemption and issuance of Common Stock.

         d. Accrued Preferred Dividend. The holders of shares of this Series shall be entitled to receive any Accrued
     Preferred Dividend payable with respect to such shares calculated as of the Redemption Date in accordance with Section A.3.a. and b. (based, however, on the Retained Earnings of the Unistar Group as of the Redemption Date, determined in accordance with the next sentence of this Section A.5.d.), without the necessity of any action by the Board of Directors. For purposes of this Section A.5., the consolidated Retained Earnings of the Unistar Group as of the Redemption Date shall be the sum of (1) the consolidated Retained Earnings of the Unistar Group (I) if the Redemption Date occurs within the first quarter of the Corporation's fiscal year, as of the end of the immediately preceding fiscal year of the Corporation (based on the Certified Financial Statements of the Unistar Group), or
     (II) if the Redemption Date occurs within any of the last three quarters of the Corporation's fiscal year, as of the end of the Corporation's fiscal quarter immediately preceding the quarter in which the Redemption Date occurs (based on the Unaudited Financial Statements of such immediately preceding quarter), plus or minus (2) the product of (I) the number of days between the end of the immediately preceding quarter and the Redemption
     Date, times the (II) quotient of (A) the difference between the Retained Earnings as of the end of the immediately preceding fiscal quarter and the end of the second immediately preceding quarter, divided by (B) the number of days in the first immediately preceding quarter, provided, however, that in the event that the Corporation delivers its Redemption Notice within five business days following the date that the Corporation's Certified
     Financial Statements of the Unistar Group or Unaudited Financial Statements for the immediately preceding fiscal quarter are published, the consolidated Retained Earnings shall be determined as of the end of such immediately preceding fiscal quarter and no adjustment shall be made with respect to the period between the last day of such immediately preceding fiscal quarter and the Redemption
     Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on redeemed shares or for dividends on the shares of Common Stock issued upon such redemption.

         e.   Issuance of Common Stock and Payment of Accrued
     Preferred Dividend. As promptly as practicable after the surrender of the certificates for shares of this Series as aforesaid, the Corporation shall issue and shall deliver at the office of any transfer agent for the Common Stock to such holder, or according to such holder's written instruction, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the redemption of such shares in accordance with the provisions of this Section and (ii) a certified or bank check in the amount of the Accrued Preferred Dividend payable with respect to such shares and any amount in lieu of fractional shares. Any fractional interest in respect of a share of Common Stock arising upon such redemption shall be settled as provided in Section A.5.f.

              The redemption shall be deemed to have been effected immediately prior to the close of business on the Redemption Date and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such redemption shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. All shares of Common Stock delivered upon redemption of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges of the Corporation and not subject to any preemptive rights.

         f. Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon redemption of shares of this Series. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the redemption of a share of this Series, the Corporation shall pay to the holder of such share of this Series an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to the Current Market Price of the Common Stock on the trading day next preceding the day of Redemption Date multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share of this Series shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of the shares of this Series so surrendered.

         6.   Liquidation Rights.

         a. Upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holder of each share of this Series then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any class of Junior Stock upon liquidation, an amount equal to 100% of the fair market value of the Series A Preferred Stock on the Effective Date, such value as determined by the investment banking firm engaged by the Corporation, divided by 250,000, together with any Accrued Preferred
     Dividend as of the date of the distribution, determined in accordance with the method set forth in Section A.5.d.
     Notwithstanding the foregoing, the holders of the shares of Series A Preferred Stock shall have no direct claim on the assets of the Unistar Group.

         b. After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section A.6., the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

         c. If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the shares of this Series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of the shares of this Series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

          d. Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section A.6.



         Section B.  Cumulative Contingently Convertible Preferred Stock,
     Series B

     1.  Designation.

         a. The shares of this Series shall be designated "Cumulative Contingently Convertible Preferred Stock, Series B" (the "Series B Preferred Stock") and the number of shares initially constituting the Series B Preferred Stock shall be One Hundred Thousand (100,000). Shares of the Series B Preferred Stock shall have a par value of $0.01 per share.

         b. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank prior to any other class or series of preferred stock of the Corporation (except the Series A Preferred Stock, which as to the foregoing rights shall rank pari passu with the Series B Preferred Stock) and the Common Stock of the Corporation.

     2. Voting Rights. The holders of Series B Preferred Stock shall have the following voting rights:

         a. Except as otherwise provided in the second and third sentences of Section A.2.b, Section B.2.a, the second and third sentences of Section B.2.b and Sections A.2.c., B.2.c., H., or the Virginia Stock Corporation Act, (i) each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together with the shares of Common Stock and the shares of Series A Preferred Stock as a single voting group or class at all meetings of shareholders, and (ii) with respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast one vote per share.

         b. Except as otherwise provided in Section A.2.a, the second and third sentences of Section A.2.b, Section B.2.a, the second and third sentences of Section B.2.b and Sections A.2.c., B.2.c., H., or the
     Virginia Stock Corporation Act, the Series B Preferred Stock shall not be considered as a separate class of shares for any voting purpose, and the holders of the Series B Preferred Stock shall have no separate voting rights and their separate consent shall not be required for the taking of any corporate action. The holders of the shares of the Series B
     Preferred Stock shall vote together as a separate voting group or class, to the exclusion of the holders of Junior Stock and any other series of Preferred Stock, with respect to the following matters. The affirmative vote of the holders of 66-2/3% of the outstanding shares of the Series B Preferred Stock taken at a meeting, or by written consent without a meeting, in accordance with the procedures set forth in Section B.2.c and B.2.d, shall be required to approve any of the following matters:

            (1)  A proposed amendment of these Articles if the amendment would:
     (I)increase or decrease the aggregate number of authorized shares of the eries B Preferred Stock; (II) effect an exchange or reclassification of all or part of the shares of the Series B Preferred Stock into shares of another class; (III) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the Series B Preferred Stock; (IV) change the designation, rights, preferences or limitations of all or part of the shares of the Series B Preferred Stock, but the Series B Preferred Stock shall not be entitled to vote as a separate voting group on an amendment increasing the number of authorized shares of a Junior Stock solely because both such classes vote on some or all matters as a single voting group; (V) change the shares of all or part of the Series B Preferred Stock into a different number of shares of the Series B Preferred Stock; (VI) create a new class of shares, or change a Junior Stock into a class of shares having rights or preferences with respect to dividends, distributions or to dissolution, liquidation or winding up of the Corporation that are prior, superior, or substantially equal to the shares of the Series B Preferred Stock, or increase the rights, preferences, or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the Series B Preferred Stock; (VII) limit or deny an existing preemptive right of all or part of the shares of the Series B Preferred Stock; or (VIII) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the Series B Preferred Stock,

            (2) An authorization or increase in the number of shares or other units of any security convertible into, or exchangeable for, or evidencing the right to purchase, shares of the Series B Preferred Stock or any class of stock ranking prior to, or on a parity with, the Series
     B Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding up, and

            (3) The amendment or repeal of the second and third sentences of this Section B.2.b.

         c. If at any time there exists a Dividend Payment Default on the Series A Preferred Stock or the Series B Preferred Stock, then

            (i) without further action, the number of directors constituting the entire Board of Directors shall be increased by one, and the holders of shares of the Series A Preferred Stock and the holders of shares of the Series B Preferred Stock shall have, in addition to the other voting rights set forth herein, the right to vote together as a single voting group or class, to the exclusion of the holders of Junior Stock and any other series of Preferred Stock, to elect one director of the Corporation to fill such newly created directorship, which director shall be in addition to the A/B Director elected by such holders pursuant to Section H. of these Articles, and the remaining directors elected or to be elected by the other classes of stock entitled to vote therefor at a meeting of stockholders held for the purpose of electing directors. Each director elected by the holders of shares of Series A Preferred Stock and the Series B Preferred Stock pursuant to this Section B.2.c. (herein, a "Preferred Director") shall serve as such director until the next annual meeting of shareholders of the Corporation and until his successor is elected and qualified or until his earlier resignation, death or removal, notwithstanding that during the term of office of such Preferred Director any Dividend
     Payment Default shall have been remedied. Any Preferred Director may be removed, with or without cause, by, and shall not be removed except by, the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and the Series B Preferred Stock, voting together as a single voting group or class, at an annual or special meeting of the shareholders of the Corporation, or at a special meeting of the holders of shares of Series A Preferred Stock and Series B
     Preferred Stock called for that purpose. So long as a Dividend Payment Default on the Series A Preferred Stock or the Series B Preferred Stock shall be continuing, (i) any vacancy in the office of the Preferred Director may be filled only by the majority vote of the holders of the shares of Series A Preferred Stock and the shares of Series B Preferred Stock, voting together as a single voting group or class, and (ii) in the case of the removal of the Preferred Director, the vacancy may be filled by the majority vote of the holders of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single voting group or class, at the same meeting at which such removal is voted. Each director elected as aforesaid shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Director shall expire or terminate and if no Dividend Payment Default with respect to the Series A Preferred Stock or the Series B Preferred Stock shall have occurred or be continuing, the number of directors constituting the entire Board of Directors of the Corporation shall be reduced by one without further action.

           (ii) Each outstanding share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together with the Common Stock and the Series A Preferred Stock as a single voting group or class, at all meetings of shareholders and each share of Series Class B Preferred Stock shall be entitled to four votes per share.

           (iii) The additional voting rights specified in Sections B.2.c.(i) and (ii) shall continue at each succeeding annual or special meeting of shareholders until such time as the outstanding Dividend Payment
     Defaults shall have been remedied, subject to revesting upon the occurrence of a further Dividend Payment Default.

         d. The rights of the holders of shares of Series A Preferred Stock and Series B Preferred Stock to vote as provided by Section B.2.c. may be exercised at any annual or special meeting of shareholders or, in the case of the voting rights specified in Section B.2.c.(i), at any special meeting of the holders of shares of Series A Preferred Stock and the Series B Preferred Stock.

              (i) So long as such voting rights set forth in Section B.2.c continue, the Chairman of the Board of the Corporation may call, and if the holders of shares of Series A Preferred Stock and Series B Preferred Stock are to vote together as a single voting group or class separately from the holders of shares of Junior Stock, upon the written request of the holders of record of 20% of the total number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock, addressed to the Secretary of the Corporation, at the principal office of the Corporation, the Chairman of the Board shall call, a special meeting of the holders of shares entitled to vote as provided herein. If a special meeting of the holders of shares of Series A Preferred Stock and Series B Preferred Stock is so requested, the Corporation shall hold such meeting promptly after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of shareholders, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation. If at the time of such meeting the Dividend Payment Default shall be continuing, such newly created directorship shall be filled by the holders of the Series A Preferred Stock and Series B Preferred Stock voting together as a single voting group or class separately from the holders of shares of Common Stock or any shares of stock of the Corporation.

              (ii) At each meeting of shareholders at which the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall have the right, voting together as a single voting group or class, separately from the holders of shares of Common Stock or any shares of stock of the Corporation, to elect a Preferred Director as provided in Section B.2. or to take other action, the presence in person or by proxy of the holders of record of one-third of the total number of shares of Series A Preferred Stock and Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

               (1) the absence of a quorum of the holders of shares of Series A Preferred Stock and the shares of Series B Preferred Stock shall not prevent the election or removal of directors other than those to be elected or removed separately by the vote of the holders of shares of Series A Preferred Stock and Series B Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of capital stock of the Corporation shall not prevent the election or removal of the Preferred Director to be elected or removed by the separate vote of the holders of shares of Series A Preferred Stock and Series B Preferred Stock or the taking of any other action as permitted by Section B.2.c.; and

                (2) in the absence of a quorum of the holders of shares of Series A Preferred Stock and Series B Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken separately by the holders of shares of Series A Preferred Stock and Series B Preferred Stock voting together as a single voting group or class from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

            For the taking of any action as provided in the second and third sentences of Section B.2.b. by the holders of shares of Series B
      Preferred Stock voting as a separate voting group, and as provided in Section B.2.c by the holders of shares of Series A Preferred Stock and shares of Series B Preferred Stock, voting together as a separate voting group, each such holder shall have with respect to any matter to be voted upon pursuant to the second and third sentences of Section B.2.b. and to the election or removal of a Preferred Director pursuant to Section
      B.2.c, one vote for each share of such stock, and with respect to any other matter to be voted upon pursuant to Section B.2.c, four votes for each such share of such stock, standing in his or its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

              (iii) Any action which may be taken pursuant to Section A.2.a., the second and third sentences of Section A.2.b, Section B.2.a, the second and third sentences of Section B.2.b or Section A.2.c. or B.2.c., at an annual or special meeting of shareholders may be taken, in lieu of any such meeting, by written consent of the holders of Series A Preferred Stock and Series B Preferred Stock, acting separately or together as required by the particular provision, provided that such consent shall be in accordance with the Virginia Stock Corporation Act and the Corporation's By-laws.

     3.  Dividend Rights.

         a. Accrued B Preferred Dividends. The dividends provided in these Articles shall be cumulative, whether or not declared. On any date, the cumulative accrued dividend with respect to the Series B Preferred Stock (the "Accrued B Preferred Dividend") shall be an amount equal to (i) 31.5% of the consolidated Retained Earnings of the Unistar Group as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which occurs the date with respect to which the determination is being made, plus (ii) any Additional B Participation Amount accrued with respect to the Series B Preferred Stock pursuant to Section B.3.d. as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which occurs the date with respect to which the determination is being made, less (iii) any amounts paid to the holders of the Series B Preferred Stock prior to such date pursuant to Sections B.3.b., B.4.d. and B.5.e. At any time, the Accrued B Preferred Dividend with respect to each share of this Series outstanding shall be an amount equal to the Accrued B Preferred
     Dividend divided by 100,000. Any payments of Accrued B Preferred Dividends with respect to the Series B Preferred Stock shall be applied first to the payment of any Additional B Participation Amount.

         b. Payment of Accrued B Preferred Dividend. Dividends are payable in cash (except as otherwise provided in Section B.4.c. and subject to the applicable provisions of the Virginia Stock Corporation Act) (i) when and as declared by the Board of Directors, (ii) upon conversion or redemption of the shares of Series B Preferred Stock or (iii) upon liquidation, as provided herein. The declaration and payment of dividends on the Series B Preferred Stock, the amount thereof and the record date shall at all times be solely within the discretion of the Board of Directors, except upon conversion or redemption of such shares and upon liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, no Accrued B Preferred Dividend shall be paid (except upon conversion or redemption of shares of the Series B Preferred Stock or liquidation, dissolution or winding up of the Corporation or a Dividend Distribution) unless at the time of the proposed payment:

              (i) there is no outstanding balance of loans and advances made by the Corporation to the Unistar Group for start-up costs,

              (ii) the cumulative Retained Earnings of the Unistar Group is positive, and

              (iii) the Net Income of the Unistar Group exceeds $1,000,000 in respect of the fiscal year immediately preceding the fiscal year of the Corporation in which the dividends are to be paid.

         c. (i) Whenever Accrued B Preferred Dividends are not paid in full, thereafter and until all Accrued B Preferred Dividends shall have been paid in full (determined as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which such payment shall be made), the Corporation shall not: (1) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, other than dividends or distributions payable in Junior Stock; or (2) declare or pay dividends, or make any other distributions, on any shares of Series A Preferred Stock, except dividends or distributions paid ratably on the Series A Preferred Stock and Series B Preferred Stock, in proportion to the total amounts to which the holders of all shares of the Series A Preferred Stock and Series B Preferred Stock are then entitled.

              (ii) Whenever a Dividend Payment Default exists, thereafter and until such Dividend Payment Default is remedied, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock; provided, however, that (1) the Corporation may at any time redeem, purchase or otherwise acquire shares of Junior Stock in exchange for any shares of Junior Stock, and (2) the Corporation may accept shares of any Junior Stock for (I) conversion, or (II) for payment of the exercise price of employee stock options, or (III) for redemptions, purchases or other acquisitions of shares acquired by exercise of employee stock options to the extent that the aggregate amount paid for such redemptions, purchases, or other acquisitions in any fiscal year of the Corporation, pursuant to this Section B.3.c.(ii)(2)(III), does not exceed $750,000.

              (iii) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation, unless the Corporation could pursuant to Section B.3.c.(ii) purchase such shares at such time and in such manner.

         d. Dividend Payment Default. In addition to any other remedy available to the holders of the Series B Preferred Stock, upon the occurrence of and during the continuation of each Dividend Payment Default on the Series B Preferred Stock, an additional amount (the "Additional B Participation Amount") shall be added upon the Series B Preferred Stock, on any date, equal to the product of (i) the amount which, if paid, would remedy the Dividend Payment Default, times (ii) the Additional Participation Percentage applicable to the 30-day period in which occurs the date for which the determination is being made.

         e. No Dividend Distribution shall be made except from Retained Earnings, calculated net of Dividend Distributions.

         f. Notwithstanding anything to the contrary provided in these Articles, no Dividend Distribution shall be made. unless the Board of Directors shall declare a dividend with respect to the Series B Preferred Stock payable on or before the end of the Corporation's fiscal quarter in which the Dividend Distribution will occur, in an amount equal to the lesser of (i) 31.5% of the amount of such Dividend Distribution, or (ii) the amount of the Accrued B Preferred Dividend.

         g. For all purposes of these Articles, Retained Earnings as of the end of any quarter shall be determined on the basis of the Unaudited Financial Statements for such quarter, except if such quarter is the fourth quarter in which case the determination shall be made based on the Certified Financial Statements of the Unistar Group for the fiscal year ended with the end of such fourth quarter.

     4.  Conversion Rights.

         a. Conversion. Subject to and upon compliance with the provisions for adjustment set forth in, and upon compliance with the provisions of, this Section B.4. and following the approval of this Section B.4. by the holders of a majority of the Common Stock, each share of this Series shall be convertible into a number of fully paid and nonassessable shares of Common Stock, determined as set forth below (said number of shares of Common Stock (as adjusted from time to time pursuant to the provisions of Section B.4.) being hereinafter referred to as the "B Conversion Ratio"); provided, however, that the right to convert shall terminate at the close of business on the fifth business day prior to the date fixed by the Corporation for redemption pursuant to Section B.5.

              (i) At any time during the Conversion Period and provided that at such time as the conversion right is exercised the Unistar Group has Net Income, in respect of the fiscal year immediately preceding the fiscal year in which the conversion is being made, equal to or exceeding $1,000,000, the B Conversion Ratio shall equal, for each share of Series B Preferred Stock, the quotient of (1) the product of (I) the excess of such Net Income over $1,000,000 and (II) .79, divided by (2) 100,000, provided, however, that the maximum number of shares of Common Stock into which a share of Series B Preferred Stock may be convertible shall be
     83.75 ("Maximum B Number"); or

              (ii) At any time during the Conversion Period and provided that at such time as the conversion right is exercised the sum, calculated from the Effective Date, of (1) 100% of the cumulative Net Revenues of the Unistar Group and (2) 25% of the cumulative Lottery Revenues, exceeds $50,000,000, the B Conversion Ratio shall equal 83.75 shares of Common Stock for each share of Series B Preferred Stock; or

              (iii) At any time during the Conversion Period after the sale or transfer of a controlling interest in Unistar or UEI or the sale or assignment of substantially all of the business or assets of Unistar or UEI to a third party that is not a wholly-owned Subsidiary of the Corporation, the B Conversion Ratio shall equal 83.75 shares of Common Stock for each share of Series B Preferred Stock.

         b.   Conversion Procedure.

              (i) Conversion Based on Financial Statements. Following the approval of the provisions of this Section B.4. by the holders of a majority of the Common Stock, not later than 5 days after the date of publication of (1) the Corporation's audited consolidated financial statements for each fiscal year ending prior to the end of the Conversion Period and (2) the Corporation's Form 10-Q for each fiscal quarter ending prior to the expiration of the Conversion Period, the Corporation shall deliver to the holders of the Series B Preferred Stock a notice together with a copy of the certificate referred to in Section
     E of these Articles prepared with respect to such fiscal period (a "Certificate Notice"). Each Certificate Notice shall state: (I) that during the relevant Election Period, each holder may elect to convert all, but not less than all, his shares of Series
     B Preferred Stock in accordance with the provisions of Section B.4.a.(i) or (ii): (II) that in order to exercise such conversion right, the holder must, within the Election Period, surrender the certificate representing such shares at the office of the Corporation and give written notice to the Corporation that such holder elects to convert the same, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued; and (III) the address of the office of the Corporation where certificates for such shares are to be surrendered. Notwithstanding anything to the contrary provided in this Section B.4., no conversion may be elected within the first quarter of any fiscal year of the Corporation.

            In order to exercise the conversion privilege, the holder of shares of this Series to be converted shall, within the Election Period, surrender the certificate representing such shares at the office of the Corporation designated in such notice and give written notice to the Corporation at said office that such holder elects to convert the same. From and after the making of the election provided herein, all rights of a holder of shares of this Series shall cease except for the right, upon surrender of the certificate representing such shares, to receive certificates representing shares of Common Stock and/or any Accrued B Preferred Dividend as contemplated by this Section B.4.

              (ii) Conversion Based upon Consummation of a Sale. Following the approval of the provisions of this Section B.4. by the holders of a majority of the Common Stock, not later than 15 days prior to the consummation of any event referred to in Section B.4.a.(iii) (a "Sale"), the Corporation shall notify the holders of the Series B Preferred Stock of the occurrence of such Sale (a "Sale Advance Notice"). Each Sale Advance Notice shall state (1) the anticipated date of consummation of such Sale, (2) that all shares of Series B Preferred Stock owned by each holder shall be automatically converted in accordance with Section B.4.a.(iii) as a result of such Sale. Not later than 10 days following the consummation of a Sale referred to in a Sale Advance Notice, the Corporation shall notify the holders of the Series B Preferred Stock of the consummation of such Sale (a "Sale Notice"). Each Sale Notice shall state (I) the date of consummation of such Sale (the "Sale Date");
     (II) that all shares of Series B Preferred Stock owned by each holder have been automatically converted in accordance with Section B.4.a.(iii) as a result of such Sale; (III) that, in order to receive the Common Stock and other consideration payable to such holder as a result of such conversion, such holder must surrender the certificate representing all of his shares Series B Preferred Stock at the office of the Corporation within thirty days following the date of receipt of the Sale Notice, specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued; and (iii) the address of the office of the Corporation where certificates for such shares are to be surrendered.

              In order to exercise the conversion privilege, the holder of shares of this Series to be converted shall surrender the certificate representing such shares at the office of the Corporation designated in such Sale Notice within thirty days following the receipt of the Sale Notice. From and after the delivery of the Sale Notice, all rights of a holder of shares of this Series shall cease except for the right upon surrender of the certificate representing such shares to convert such shares into certificates representing shares of Common Stock and any Accrued B Preferred Dividend as contemplated by this Section B.4. The failure of a holder of shares of Series B Preferred Stock to submit the certificate representing his shares of Series B Preferred Stock to the Corporation in accordance with the Sale Notice shall not terminate such holder's right to receive the Common Stock for which such shares were converted or any Accrued B Preferred Dividend payable with respect to such shares, but the Corporation shall not be obligated to pay interest or any other allowance for the delay in payment of any Accrued B Preferred Dividend or any other amounts or consideration payable to such holder.

              (iii) Upon submission of his shares of Series B Preferred Stock pursuant to Section B.4.b.(i) or (ii), each holder shall specify the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued (which notice may be in the form of a notice of election to convert which may be printed on the reverse of the certificates for the shares of this Series). Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of this Series are registered, the shares surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney and by an amount sufficient to pay any transfer or similar tax. Other than transfer taxes, the Corporation shall pay all expenses in connection with the conversion and issuance of Common Stock thereupon, other than personal expenses of the converting holder (including, without limitation, income taxes).

              (iv) Notice Delivery. Any notice delivered pursuant to this Section B.4.b, shall be sent by facsimile, personal delivery, overnight courier or certified mail return receipt requested, in each case notice being effective on receipt.

        3. Accrued B Preferred Dividend. The holders of shares of this Series shall be entitled to receive any unpaid Accrued B Preferred Dividend payable with respect to such shares calculated:

              (i) In the case of a conversion under Section B.4.(b).(i) or
     (ii), as of the end of the Corporation's fiscal quarter immediately preceding the fiscal quarter in which occurs the date on which the shares of Common Stock issuable with respect to a conversion of such shares are issued in accordance with Section B.4.d. (the "Conversion Date"), without further action, based upon the Unaudited Financial Statements for such immediately preceding fiscal quarter.
     At the sole option of the Corporation and provided that the issuance of such additional shares of Common Stock has been approved by the holders of a majority of the Common Stock, in the event that less than a majority of the then outstanding shares of this Series are converted in any fiscal year of the Corporation, the Accrued B Preferred Dividend may be paid in the form of Common Stock. In such event, the number of shares of Common
     Stock to be issued to a holder of shares of this Series shall be determined by dividing the amount of the Accrued B Preferred Dividend payable to such holder by the Current Market Price of the Common Stock on the date of such holder's notice delivered to the Corporation pursuant to Section B.4.b. Such payment in shares shall be made at the time that the shares of Common Stock into which the Series B Preferred Stock is converted are issued pursuant to Section B.4.d.

              (ii)  In the case of a conversion under Section B.4.b.(iii).
     as of the Sale Date, without further action. In such event, the Accrued B Preferred Dividend shall be determined based upon the Retained Earnings of the Unistar Group as of the last day of the quarter of the Corporation's fiscal year ending immediately prior to the Sale Date, plus or minus (2) the product of (I) the number of days between the end of the immediately preceding quarter and the Sale Date, times the (II) quotient of (A) the difference between the Retained Earnings as of the end of the immediately preceding fiscal quarter and the end of the second immediately preceding quarter, divided by (B) the number of days in the first immediately preceding quarter. The Retained Earnings for such immediately preceding quarter shall be based upon the figures contained in the Certified Financial Statements of the Unistar Group, where such quarter is the Corporation's fourth quarter and such Certified Financial Statements are available or Unaudited Financial Statements of the Unistar Group, if such quarter is any quarter other than the fourth quarter of the Corporation's fiscal year.

              (iii) Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

        d. Issuance of Common Stock and payment of Accrued B Preferred Dividend. As promptly as practicable after the surrender of the certificates for shares of this Series as aforesaid,but in no event later than five business days after the holder's compliance with the requirements in this Section
     B.4. for conversion, the Corporation shall issue and shall deliver to such holder, or according to his written instructions, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section B.4., and with respect to an Accrued B Preferred Dividend settled in shares of Common Stock pursuant to Section B.4.c., and (ii) a certified or bank check in the amount of the Accrued B Preferred
     Dividend payable with respect to such shares of Series B Preferred Stock pursuant to Section B.4.c., and any amount payable in lieu of fractional shares. Each conversion shall be deemed to have been effected immediately prior to the close of business on the day prior to (i) the Conversion Date, in the case of a conversion under Section B.4.a.(i) or
     (ii), and (ii) the Sale Date, in the case of a conversion pursuant to Section B.4.a.(iii), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. All shares of Common Stock delivered upon conversion of the shares of this Series will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges of the Corporation and not subject to any preemptive rights.

         e. Fractional Interests. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of shares of this Series. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of this Series, the Corporation shall pay to the holder of such share of this Series an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to the Current Market
     Price of the Common Stock on the trading day immediately preceding the day of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share of this Series shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of the shares of this Series so surrendered.

         f. Adjustments to B Conversion Ratio. The B Conversion Ratio for each share of Series B Preferred Stock set forth in Section B.4.a. and the Maximum B Number, shall be subject to adjustments, from time to time, which shall be made to the nearest one-thousandth of a share of Common Stock or, if none, to the next lower one-thousandth and which shall be made, from time to time, upon the occurrence of the following events:

           (i) If the Corporation shall pay to the holders of its Common Stock a dividend in shares of Common Stock or in securities convertible into Common Stock other than the shares of this Series, the B Conversion Ratio and the Maximum B Number shall be proportionately increased, effective at the opening of business on the next full business day after the record date fixed for the determination of the holders of Common Stock entitled to such dividend.

            (ii) If the Corporation shall subdivide the outstanding shares of its Common Stock into a greater number of shares or combine the outstanding shares into a smaller number, the B Conversion Ratio and the Maximum B Number shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective at the opening of business on the next full business day after the day such action becomes effective.

             (iii) If the Corporation shall issue to the holders of its Common Stock rights or warrants to subscribe for or purchase shares of its Common Stock at a price less than the Current Market Price of the Corporation's Common
         Stock at the record date fixed for the determination of the holders of Common Stock entitled to such rights or warrants, the B Conversion Ratio and the Maximum B Number shall be increased, effective at the opening of business on the next full business day after such record date, to the respective amounts determined by multiplying such B Conversion Ratio and the Maximum B Number by a fraction, the numerator of which is the number of shares of Common
         Stock of the Corporation outstanding immediately prior to such record date plus the number of additional shares of its Common Stock offered for subscription or purchase and the denominator of which is said number of shares outstanding immediately prior to such record date plus the number of shares of Common Stock of the Corporation which the aggregate subscription or purchase price of the total number of shares so offered would purchase at the Current Market Price of the Corporation's
         Common Stock at such record date.

             (iv) If the Corporation shall distribute to the holders of its Common Stock any evidences of its indebtedness, any other security not convertible into Common Stock other than Common Stock, or any rights or warrants to subscribe for any security other than its Common Stock, or any assets
         (excluding dividends and distributions in cash to the extent permitted by law), the B Conversion Ratio and the Maximum B Number shall be be increased, effective at the opening of business on the next full business day after the record date fixed for the determination of the holders of Common Stock entitled to such distribution, to the respective amounts determined by multiplying such B Conversion Ratio and the Maximum B Number by a fraction, the numerator of which is the Current Market Price of one share of the Corporation's Common Stock at such record date and the denominator of which is such Current
         Market Price less the fair market value (as determined by the Board of Directors, whose good faith determination shall be conclusive) of such evidences of indebtedness, securities, rights, warrants or other assets (excluding dividends and distributions in cash as aforesaid) so distributed which is applicable to one share of Common Stock.

           (v) Anything in this Section B.4.f. to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the B Conversion Ratio and the Maximum B Number in any case in which the amount by which such B Conversion Ratio and the Maximum B Number would be adjusted in accordance with the foregoing provisions would be less than 3% of such B Conversion Ratio and the Maximum B Number, as the case may be, before such adjustment, but in such case any adjustment that would otherwise be required then to be made will be carried forward and made at the time of, and together with, the next subsequent adjustments which, together with any and all such adjustments so carried forward, shall amount to 3% or more of such B Conversion Ratio and the Maximum B Number before such adjustments.

           (vi) For purposes of this Section B.4.f., the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

         Following the approval of the provisions of this Section B.4. by the holders of a majority of the Common Stock, whenever the B Conversion
     Ratio is adjusted pursuant to this Section B.4.f. the Corporation shall promptly after the adjustment (1) place on file at its offices and at the offices of each of its transfer agents, if any, for the Series B Preferred Stock, a statement signed by the Chairman of the Board, the President, or a Vice President of the Corporation and by its Treasurer or an Assistant Treasurer showing in detail the facts requiring such adjustment, the method by which the adjustment is calculated, and the B Conversion Ratio and the Maximum B Number after such adjustment, and shall make such statement available for inspection by shareholders of the Corporation, and (2) mail or cause to be mailed by its transfer agent to each holder of record of the Series B Preferred Stock a notice stating the adjustment, the method by which the adjustment is calculated, and the adjusted B Conversion Ratio and the Maximum B Number, with a statement of any firm of independent certified public accountants of nationally recognized standing (which may be the firm regularly retained by the Corporation) to the effect that such adjustment is in accordance with this Section B.4.

         g. In case of any reclassification or change of the outstanding shares of Common Stock of the Corporation (except a subdivision or combination of shares), effective provision shall be made by the Corporation (i) that the holder of each share of Series B Preferred Stock then outstanding shall thereafter have the right to convert such share into the kind and amount of stock or other securities, upon such reclassification or change, by a holder of the number of shares of Common Stock of the Corporation into which such share of Series B Preferred Stock might have been converted immediately prior thereto, and (ii) that there shall be subsequent adjustments of the B Conversion Ratio and the Maximum
     B Number which shall be equivalent, as nearly as practicable, to the adjustments provided for in Section B.4.f., above. The provisions of this Section B.4.g. shall similarly apply to successive reclassifications or changes. Any provision that shall be made for the purposes specified hereinbefore in this Section B.4.g. that shall be approved by a resolution or resolutions of the Board of Directors of the Corporation, and that shall, in the written opinion of a firm of independent certified public accountants of nationally recognized standing selected by the Corporation (which may be the firm regularly retained by the Corporation), be fair and equitable, shall be binding and conclusive upon all holders of shares of Series B Preferred Stock then outstanding. In the event that securities or property other than Common Stock shall be issuable or deliverable upon any of the events referred to in this Section B.4.g., all references in this Section B.4.g. shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

         h. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the Corporation (each of the foregoing being referred to as a "Transaction"), each share of Series B Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction). The number of shares of stock and other consideration into which each share of Series B Preferred Stock shall be converted shall be determined according to the B Conversion Ratio and Maximum B Number set forth in Section B.4.a.
     In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section B.4.h. shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

         i. Shares of Series B Preferred Stock converted as provided herein shall become authorized and unissued shares of Preferred Stock which may thereafter be designated as shares of any other series.

         j. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series B Preferred Stock.

     5.  Redemption Rights.

         a. Redemption. If the holders of a majority of the Common Stock shall have approved the provisions of this Section B.5., all, but not less than all, the Series B Preferred Stock shall be subject to redemption in whole at the sole and absolute discretion of the Corporation at any time after the date of issuance of the Series B Preferred Stock, provided, however, that such redemption right may not be exercised by the Corporation if on the date that the Corporation elects to exercise its redemption rights the Current Market Price of the Common Stock is less than $2.00 per share as appropriately adjusted with respect to any subdivisions, stock dividends, or combinations of the Common Stock.

         b. Redemption Notice.In the event that the Corporation shall redeem all shares of this Series, notice of such redemption (the "B Redemption Notice") shall be given by personal delivery, overnight courier or certified mail, return receipt requested not less than 30 nor more than 60 days prior to the redemption date, to each holder of the Series B Preferred Stock at his address on the transfer books of the Corporation. Such notice shall be effective upon receipt and shall state: (i) the date on which such redemption shall take place (the "Redemption B Date"); (ii) that all shares in this Series are to be redeemed; (iii) the office of the Corporation where certificates for such shares are to be surrendered; and
     (iv) that Accrued B Preferred Dividends on the shares to be redeemed will be determined as of and payable on the Redemption B Date. On the Redemption B Date, each share of Series B Preferred Stock then outstanding shall be converted, without the necessity of any action by the Board of Directors, into a right to receive 83.75 shares of Common
     Stock. The redemption ratio set forth in this Section B.5.b. shall be adjusted in the same manner as the B Conversion Ratio and Maximum B
     Number are adjusted pursuant to Section B.4.f. From and after the Redemption Date, all rights of a holder of shares of this Series shall cease except for the right, upon surrender of the certificate representing such shares, to receive certificates representing shares of Common Stock for which such shares were redeemed together with any payment in lieu of a fractional share of Common Stock and of any Accrued B Preferred Dividend as contemplated by this Section. Each holder of Series B Preferred Stock shall be deemed to be a holder of Common Stock on the Redemption B Date.

         c. Timing of Redemption. Within 30 business days after receipt of the Redemption B Notice, the holder of each share of this Series shall surrender the certificate representing such share at the office of the Corporation and shall give written notice to the Corporation at said office specifying the name or names and denominations in which such holder wishes the certificate or certificates for the Common Stock to be issued (which notice may be printed on the reverse of the certificates for the shares of this Series). Unless the shares issuable on redemption are to be issued in the same name as the name in which such share of this Series is registered, each share surrendered for redemption shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney, and by an amount sufficient to pay any transfer or similar tax. The Corporation shall pay all other expenses in connection with the redemption and issuance of Common Stock.

         d. Accrued B Preferred Dividend. The holders of shares of this Series shall be entitled to receive any Accrued B Preferred Dividend payable with respect to such shares calculated as of the Redemption B Date in accordance with Section B.3.a. and b. (based, however, on the Retained Earnings of the Unistar Group as of the Redemption B Date, determined in accordance with the next sentence of this Section B.5.d.), without the necessity of any action by the Board of Directors. For purposes of this Section B.5., the consolidated Retained Earnings of the Unistar Group as of the Redemption B Date shall be the sum of (1) the consolidated
     Retained Earnings of the Unistar Group (I) if the Redemption B Date occurs within the first quarter of the Corporation's fiscal year, as of the end of the immediately preceding fiscal year of the Corporation (based on the Certified Financial Statements of the Unistar Group), or (II) if the Redemption B Date occurs within any of the last three quarters of the Corporation's fiscal year, as of the end of the Corporation's fiscal quarter immediately preceding the quarter in which the Redemption B
     Date occurs (based on the Unaudited Financial Statements of such immediately preceding quarter), plus or minus (2) the product of (I) the number of days between the end of the immediately preceding quarter and the Redemption B Date, times the (II) quotient of (A) the difference between the Retained Earnings as of the end of the immediately preceding fiscal quarter and the end of the second immediately preceding quarter, divided by (B) the number of days in the first immediately preceding quarter, provided, however, that in the event that the Corporation delivers its Redemption B Notice within five business days following the date that the Corporation's Certified Financial Statements of the Unistar Group or Unaudited Financial Statements for the immediately preceding fiscal quarter are published, the consolidated Retained Earnings shall be determined as of the end of such immediately preceding fiscal quarter and no adjustment shall be made with respect to the period between the last day of such immediately preceding fiscal quarter and the Redemption B Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on redeemed shares or for dividends on the shares of Common Stock issued upon such redemption.

         e. Issuance of Common Stock and Payment of Accrued B Preferred Dividend. As promptly as practicable after the surrender of the certificates for shares of this Series as aforesaid, the Corporation shall issue and shall deliver at the office of any transfer agent for the Common Stock to such holder, or according to such holder's written instruction, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the redemption of such shares in accordance with the provisions of this Section and (ii) a certified or bank check in the amount of the Accrued B Preferred Dividend payable with respect to such shares and any amount in lieu of fractional shares. Any fractional interest in respect of a share of Common Stock arising upon such redemption shall be settled as provided in Section B.5.f.

          The redemption shall be deemed to have been effected immediately prior to the close of business on the Redemption B Date and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such redemption shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. All shares of Common
     Stock delivered upon redemption of the Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges of the Corporation and not subject to any preemptive rights.

         f. Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon redemption of shares of this Series. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the redemption of a share of this Series, the Corporation shall pay to the holder of such share of this Series an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to the Current Market Price of the Common Stock on the trading day next preceding the day of Redemption B Date multiplied by the fraction of a share of Common
     Stock represented by such fractional interest. If more than one share of this Series shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of the shares of this Series so surrendered.

         6.   Liquidation Rights.

         a. Upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holder of each share of this Series then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any class of Junior Stock upon liquidation, an amount equal to 100% of the fair market value of the Series B Preferred Stock on the Effective Date, such value as determined by the investment banking firm engaged by the Corporation, divided by 100,000, together with any Accrued B Preferred Dividend as of the date of the distribution, determined in accordance with the method set forth in Section B.5.d. Notwithstanding the foregoing, the holders of the shares of Series B Preferred Stock shall have no direct claim on the assets of the Unistar Group.

         b. After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section B.6., the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

         c. If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the shares of this Series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of the shares of this Series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

         d. Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section B.6.


         Section C.  Books and Records

         The Corporation shall assure that accurate books and records are maintained by the Corporation and all its Affiliates (including, but not limited to, the Unistar Group) sufficient to permit the holders of Series A Preferred Stock and Series B Preferred Stock and their representatives to verify any amounts which are due to them, the reports submitted to them by the Corporation and the occurrence of the events which entitle them to increased voting rights, dividends, conversion rights, and other rights pursuant to these Articles, and will make available to the holders of Series A Preferred Stock and Series B Preferred Stock and their representatives, for inspection and copying upon reasonable notice to the Corporation and during normal business hours, such books, records and work papers as are reasonably deemed by such holders and their representatives to be necessary in order to verify the foregoing amounts, reports and events, during regular business hours, at the holders' expense.

         Section D.  Dispute Resolution

         1. If the holders of 25% or more of the then outstanding shares of Series A Preferred Stock or Series B Preferred Stock disagree with the Corporation's calculations of any amounts which affect such holders' rights with respect to such stock, including but not limited to, the Conversion Ratio and the B Conversion Ratio (and adjustments thereto),
     Net Income and Net Revenues of the Unistar Group and Lottery
     Revenues of the Corporation and its Affiliates, such holders may, within 60 days after delivery of any disputed amount, deliver a notice or notices to the Corporation disagreeing with such calculation and setting forth those items or amounts as to which they disagree.

         2. If a notice or notices of disagreement shall be duly delivered pursuant to Section D.1.a., such holders and the Corporation shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts.
     If, during such period, such holders and the Corporation are unable to reach such agreement, they shall promptly thereafter mutually appoint Arthur Andersen & Co. (unless either such holders or the Corporation object to such appointment, in which case they shall mutually appoint other independent accountants of nationally recognized standing who shall not have any material relationship with the Corporation or its Affiliates and who shall be satisfactory to both such holders and the Corporation) who shall promptly review the disputed items or amounts for the purpose of determining the correct amounts in accordance with this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts as to which such holders have disagreed and the Corporation's calculation of such amounts and the Corporation's and such holders' reasons therefor. Such independent accountants shall deliver to such holders and the Corporation, as promptly as practicable, a report setting forth such calculation. In the absence of manifest error, such report shall be final and binding upon such holders and the Corporation. The cost of such review and report shall be borne by such holders and the Corporation as follows: if the amount resulting from the resolution of the dispute results in a change of more than 5% of the amount reported earlier, the Corporation shall bear 100% of the cost, but if the change resulting from the resolution of the dispute is less than 5% of the amount reported earlier, the Corporation shall bear 50% of such cost and the disputing holders shall bear the other 50% pro rata to the increase in the amounts they receive upon such resolution.

         Section E.  Calculation of Relevant Amounts

         As long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, the Corporation shall cause to be prepared (at its expense) and delivered to each holder of record of Series A Preferred
     Stock and each holder of record of Series B Preferred Stock, not later than the date on which the Corporation's audited consolidated financial statements are published for each fiscal year and not later than the date on which the Corporation's Form 10-Q is published for each fiscal quarter, detailed statements setting forth all calculations which are relevant for purposes of determining the rights and privileges incident to the Series A Preferred Stock or Series B Preferred Stock, as the case may be, including, but not limited to, Current Market Price, Conversion Ratio, B Conversion Ratio, Maximum Number, Maximum B Number,
     Lottery Revenues, Net Income, Net Revenues, Accrued Preferred
     Dividends, and Accrued B Preferred Dividends, based on the Certified Financial Statements of the Unistar Group if the amounts relate to the end of a fiscal year and the Unaudited Financial Statements if the amounts relate to a fiscal quarter. Said calculations shall be accompanied by a certification of both the chief financial officer of the Corporation and a firm of independent certified public accountants of nationally recognized standing (which may be the firm regularly retained by the Corporation) to the effect that said statements accurately reflect the items purported to be set forth therein and were prepared in accordance with the terms of these Articles of Amendment. Any disputes with respect to any of the calculations referred to in this Section E shall be subject to the provisions of Section D above with respect to Dispute Resolution.

         Section F.  Enforcement of Rights

         Any holder of Series A Preferred Stock or Series B Preferred Stock may proceed to protect and enforce his rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in these Articles or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

         Section G.  Corporation's Sales of Services

         All sales of services by the Corporation and its Affiliates (except for sales to the Unistar Group and except sales of network services) which
     (i) are primarily for use directly in connection with the operation of gaming activities, and (ii) either (a) arise as a result of the relation-ship between the National Indian Lottery or the Unistar Group and the Corporation or its other Affiliates or (b) in which any of the Corporation and its Affiliates or the Unistar Group participate directly in the design, implementation or management of such gaming activities, shall be made only through and by the Unistar Group; viz., with respect to such sales, the seller of such services shall in all instances be a member of the Unistar Group, which may arrange for such services to be provided by the Corporation or one of its other Affiliates.

         Section H.  A/B Director

        At each annual meeting of the shareholders, held while any of the Series A Preferred Stock or Series B Preferred Stock is outstanding, the holders of a majority of the outstanding Series A Preferred Stock and the Series
     B Preferred Stock, voting together as a single voting group or class, to the exclusion of holders of Junior Stock, shall have the right to nominate one director for election to the Board of Directors ("A/B Director"), in addition to the Preferred Director, if any. The Corporation shall use its best efforts to cause each such nominee to be elected as a member of its Board of Directors. The designee of the holders of the Series A
     Preferred Stock and the Series B Preferred Stock on the Board of
     Directors may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate group or class. Any vacancy in the position of A/B Director shall be filled in the same manner as a vacancy is filled in the position of Preferred Director in accordance with Sections A.2.c. and d. and B.2.c. and d.

                         EXHIBIT A

         "Accrued Preferred Dividend" shall have the meaning set forth in Section A.3.a.

         "Accrued B Preferred Dividend" shall have the meaning set forth in Section B.3.a.

         "Additional Participation Amount" shall have the meaning set forth in Section A.3.d.

         "Additional B Participation Amount" shall have the meaning set forth in Section B.3.d.

         "Additional Participation Percentage" shall mean 1%, which percentage shall be increased by an additional 1% on the first day of each succeeding thirty-day period during which a Dividend Payment Default continues.

         "Affiliate" shall mean, with respect to a person, any person that directly or indirectly controls, is controlled by, or is under common control with the person in question.

         "B Conversion Ratio" shall have the meaning set forth in Section B.4.a.

         "Certified Financial Statements of the Unistar Group" shall mean, the consolidated balance sheet and consolidated profit and loss statement of the Unistar Group for a fiscal year or part thereof, derived from the published audited financial statements of the Corporation for the corresponding accounting period (prepared in accordance with GAAP, consistently applied with the published audited financial statements of the Corporation for the fiscal year or part thereof for which such statements for the Unistar Group are being prepared) and certified by the accountants that prepared the Corporation's audited financial statements as having been prepared in accordance with the terms of these Articles.

         "Coeur d'Alene Tribe" shall mean the Coeur d'Alene tribe, a federally recognized Indian tribe.

         "Conversion Date" shall have the meanings set forth in Sections A.4.c. and B.4.c.

         "Conversion Period" shall mean the period commencing upon the Effective Date and ending upon the later of (i) the last day of the four-year period commencing on the date that the first lottery ticket for participation in the National Indian Lottery is sold by UEI pursuant to the Management Agreement and (ii) the last day of the five-year period commencing on the Effective Date.

         "Conversion Ratio" shall have the meaning set forth in Section A.4.a.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

         "Current Market Price" shall mean, for any day, the average of the high and low sales prices of the Corporation's Common Stock as quoted on the NASDAQ NMS for the 30 consecutive business days preceding such date.

         "Dividend Distribution" shall mean a distribution made by the Unistar Group of cash or other property (other than a repayment of advances or loans made by the Corporation to the Unistar Group).


         "Dividend Payment Default" shall mean:

         (i) with respect to the Series A Preferred Stock, receipt by the Corporation or any of its Affiliates of a Dividend Distribution from the Unistar Group, and the failure of the Board of Directors to have declared and paid, by the end of the quarter of the Corporation's fiscal year in which the Corporation shall have received such Dividend Distribution, a Preferred Dividend equal to the lesser of (I) 18.5% of the amount of such Dividend Distribution or (II) the amount of the unpaid Accrued Preferred Dividend; or

         (ii) with respect to the Series B Preferred Stock, receipt by the Corporation or any of its Affiliates of a Dividend Distribution from the Unistar Group, and the failure of the Board of Directors to have declared and paid, by the end of the quarter of the Corporation's fiscal year in which the Corporation shall have received such Dividend Distribution, a B Preferred Dividend equal to the lesser of (I) 31.5% of the amount of such Dividend Distribution or (II) the amount of the unpaid Accrued B Preferred Dividend; or

         (iii) with respect to both the Series A Preferred Stock and the Series B Preferred Stock, (1) the excess of (I) the cumulative aggregate of the Accrued Preferred Dividend and Accrued B Preferred Dividends, over
     (II) the sum of (A) the sum of all loans and advances then outstanding made by the Corporation to the Unistar Group, and (B) the sum of all capitalized lease payments falling due within a period of twelve months (other than any included in clause (iii)(1)(II)(A), is equal to or exceeds $3,000,000, and (2) the Board of Directors shall not have declared and paid by the end of the quarter in which the amount of the excess of clause (iii)(1)(I) over clause (iii)(1)(II) exceeds $3,000,000 a dividend on the Series A Preferred Stock and/or the Series B Preferred Stock which eliminates the excess over $3,000,000.

         "Effective Date" shall mean the date on which the merger between Unistar and Executone Newco, Inc. is effective.

         "Election Period" shall mean (i) with respect to the exercise of the conversion rights set forth in Sections A.4.a.(i). and B.4.a.(i), the last three fiscal quarters of the fiscal year following the delivery of the Corporation's audited consolidated financial statements for a fiscal year; and (ii) with respect to the exercise of the conversion rights set forth in Sections A.4.a.(ii). and B.4.a.(ii), the period between the delivery of the Corporation's Form 10-Q for the immediately preceding fiscal quarter and the delivery of the Corporation's Form 10-Q for the succeeding fiscal quarter, provided, however, that, with respect to the Corporation's fiscal year which includes the last day of the Conversion Period, (1) if the Conversion Period ends within the first quarter thereof, the Election Period shall not terminate until the close of business on the 60th day after the receipt by the holders of the Series A Preferred Stock and the Series B Preferred Stock of the detailed statements required by Section E for the immediately preceding fiscal year, and (2) if the Conversion
     Period ends within the last three quarters thereof, the Election Period shall not terminate until the close of business on the 60th day after the receipt by the holders of the Series A Preferred Stock and the Series B Preferred Stock of the detailed statements required by Section E for the fiscal quarter immediately preceding the fiscal quarter in which the Conversion Period ends.

         "GAAP" shall mean generally accepted accounting principles in the United States.

         "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the Series A Preferred Stock and the Series B Preferred Stock.

         "Lottery Revenues" shall mean Net Revenues derived by the Corporation and its Affiliates (other than the Unistar Group) from sales of equipment, other products or network services (i) that are to be used primarily in connection with the operation of gaming activities, and (ii) that either (a) arise as a result of the relationship between the National Indian Lottery or the Unistar Group and the Corporation or its other Affiliates, or (b) in which any of the Corporation and its Affiliates or the Unistar Group participate directly in the design, implementation or management of such gaming activities.

         "Management Agreement" shall mean that certain Management Agreement for the National Indian Lottery, dated January 16, 1995, by and between the Coeur d'Alene Tribe and UEI, as amended from time to time.

         "Maximum Number" shall have the meaning set forth in Section
     A.4.a.(i).

         "Maximum B Number" shall have the meaning set forth in Section
     B.4.a.(i).

         "National Indian Lottery" shall mean the tele-lottery gaming enterprise to be known as the National Indian Lottery pursuant to the Indian
     Gaming Regulatory Act of 1988, the 1992 Class III Gaming Compact by and between the Coeur D'Alene Tribe and the State of Idaho and the Coeur D'Alene Tribal Charitable Gaming Code, Chapter 30 1.01 -
     14.01.

         "Net Income" shall mean net income determined in accordance with GAAP, consistently applied in accordance with the published audited financial statements of the Corporation for the fiscal year for which the net income of the Unistar Group is determined, with the exceptions that no deduction from gross income will be taken with respect to (i) goodwill or (ii) any costs or expenses associated with the merger of Unistar and Executone Newco, Inc. (except for the first fiscal year of the Unistar Group in which all such costs and expenses will be deducted).
     The costs of the Corporation in arranging credit to be used in financing the operations of the Unistar Group and the National Indian Lottery in an amount equal to the effective interest rate paid to the lender extending such credit (reflecting, without limitation, all interest, fees and charges imposed in connection with such financing, whether payable at the time of closing of the financing or periodically thereafter, any equity issued in connection with such financing and legal fees and expenses incurred in connection with the arrangement of such financing) shall be charged or amortized against the Net Income of the Unistar Group whether such funds are direct obligations of the Unistar Group or the Corporation. In calculating Net Income, income taxes shall be computed at the appropriate statutory rates as if and in the manner in which they would be determined if the Unistar Group filed a consolidated income tax return, but did not file any consolidated income tax return with the Corporation or any other Subsidiary of the Corporation, including, but not limited to, the appropriate reflection of net operating loss and capital loss and tax credit carrybacks and carryovers, to the extent such carrybacks and carryovers may be used by the Corporation after the Corporation's acquisition of all the stock of Unistar.

         "Net Revenues" shall mean, with respect to any person, the gross revenues of such person less returns and rebates, and without regard to any excise, sales, franchise or other tax or imposition imposed upon such revenues (other than any tax or imposition based on income).

         "Preferred Director" shall have the meanings set forth in Section A.2.c. and B.2.c.

         "Redemption Date" shall have the meaning set forth in Section
     A.5.b.(i).

         "Redemption B Date" shall have the meaning set forth in Section B.5.b.(i).

         "Redemption Notice" shall have the meaning set forth in Section A.5.b.

         "Redemption B Notice" shall have the meaning set forth in Section
     B.5.b.

         "Retained Earnings" shall mean the cumulative consolidated Net Income of the Unistar Group from the Effective Date, determined without regard to any distributions.


         "Sale" shall have the meanings set forth in Sections A.4.b.(ii) and B.4.b.(ii).

         "Sale Advance Notice" shall have the meanings set forth in Sections A.4.b.(ii) and B.4.b.(ii).

         "Sale Date" shall have the meanings set forth in Sections A.4.b.(ii) and B.4.b.(ii).

         "Sale Notice" shall have the meanings set forth in Sections A.4.b.(ii) and B.4.b.(ii).

         "Series A Preferred Stock" shall have the meaning set forth in Section A.1.a.

         "Series B Preferred Stock" shall have the meaning set forth in Section B.1.a.

         "Subsidiary" of any person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such person.

         "Transaction" shall have the meanings set forth in Sections A.4.h. and B.4.h.


         "Unaudited Financial Statements" shall mean, as applicable, the unaudited consolidated balance sheet and consolidated profit and loss statement of the Unistar Group prepared by the Corporation and derived from the Corporation's most recently prepared Form 10-Q.

         "UEI" shall mean Unistar Entertainment, Inc., a Colorado corporation.

         "Unistar" shall mean Unistar Gaming Corp., a Delaware corporation.

         "Unistar Group" shall mean Unistar and all its Subsidiaries, including, but not limited to, UEI.